UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 2 )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Planet Fitness, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE
This Amendment No. 2 (the “Amendment No. 2”) amends Planet Fitness, Inc.’s (the “Company” or “we”) Definitive Proxy Statement, filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2025, as amended by Amendment No. 1 filed with the SEC on March 27, 2025 (the “Proxy Statement”). The purpose of this Amendment No. 2 is to correct the characterization of Proposal 6 to reflect that it is a “routine” matter. The Proxy Statement stated that Proposal 6 was a “non-routine” matter. However, the New York Stock Exchange (the “NYSE”) has since advised the Company that it has determined Proposal 6 is a “routine” matter under NYSE rules. We have also corrected the voting standard stated in Proposal 7 to reflect that the proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter are cast “for” the proposal and that abstentions and broker non-votes will have no effect on the outcome of Proposal 7. Except as revised by the information contained in this Amendment No. 2, including the correction of certain typographical errors, there are no other modifications or amendments to the Proxy Statement.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
Dear Stockholders:
You are cordially invited to attend the Planet Fitness, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, May 6, 2025 at 1:00 p.m. Eastern Time. This year’s Annual Meeting will be held in a virtual format only. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/PLNT2025 by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would have at an in-person meeting, using online tools to ensure stockholder access and participation.
On or about March 26, 2025 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2024 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us virtually on May 6th.
Sincerely,

Stephen Spinelli, Jr.	Colleen Keating
Chair of the Board	Chief Executive Officer
IF YOU PLAN TO ATTEND THE MEETING
The Notice includes your control number, which will serve as an admission ticket for one stockholder to attend the Annual Meeting. On or about March 26, 2025, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting. Stockholders holding stock via brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, March 10, 2025.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2025	Virtual Meeting only	1:00 p.m. Eastern Time

Dear Stockholder:
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (the “Company”) will be held on Tuesday, May 6, 2025. The Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 16-digit control number provided on your proxy card at www.virtualshareholdermeeting.com/PLNT2025. Login will be available starting at 12:45 p.m. and the meeting will begin promptly at 1:00 p.m. Eastern Time, for the following purposes:

1	Election of the three director nominees named in the Proxy Statement to serve until the 2028 annual meeting of stockholders;
2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025;
3	Approval, on an advisory basis, of the compensation of the Company’s named executive officers;
4	Approval of the 2025 Omnibus Incentive Plan;
5	Approval of amendments to our Restated Certificate of Incorporation (“Charter”) removing supermajority voting requirements;
6	Approval of Charter amendments removing obsolete provisions;
7	Approval of Charter amendment limiting the liability of certain officers;
8	Stockholder proposal regarding EEO-1 report disclosure policy; and
9	Transacting such other business as may properly come before the meeting or any adjournment thereof.
These proposals are more fully described in the Proxy Statement accompanying this Notice.

March 10, 2025 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card.
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the Annual Meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the Annual Meeting.
If you need assistance voting your shares, please call Investor Relations at (603) 750-4674 or send an email to investor@planetfitness.com.
We hope that you will be able to join us virtually. Thank you for your ongoing support of and interest in Planet Fitness, Inc.
By Order of the Board of Directors,
Justin Vartanian
General Counsel and Corporate Secretary
March 26, 2025

Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on May 6, 2025. Stockholders may access, view and download the 2025 Proxy Statement and the 2024 Annual Report at www.proxyvote.com/PLNT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
Various statements made in this proxy statement are forward-looking, and are inherently subject to a number of risks, uncertainties, and potentially inaccurate assumptions. All statements that address activities, events, or developments that we intend, expect, or believe may occur in the future are forward-looking statements. These statements are typically accompanied by the words, “aim,” “anticipate,” “approximately,” “aspire,” “believe,” “contemplate,” “continue,” “ongoing,” “could,” “should,” “envision,” “estimate,” “expect,” “forecast,” “future,” “strategy,” “goal,” “hope,” “intend,” “may,” “outlook,” “predict,” “plan,” “project,” “potential,” “seek,” “strive,” “target,” “will,” “would,” or similar words, although not all forward-looking statements contain these identifying words. These forward-looking statements address various matters, including our expectations regarding the implementation of changes to our programs, the outcomes of our strategic and development initiatives, the achievement of our objectives and our estimations of future financial results and drivers. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements, including the high level of competition in the health and fitness industry; our ability to anticipate and satisfy consumer preferences and shifting views of health and fitness; our ability to obtain and retain high-profile strategic partnership arrangements; our and our franchisees’ ability to attract and retain members; any infringement, misappropriation or challenge of our intellectual property rights; failures, interruptions or security breaches of our information systems or technology, including any failure to properly maintain the confidentiality and integrity of our data or the occurrence of cyber incidents; our ability to successfully implement our growth strategy; our ability to retain key employees; economic, political and other risks; the impact on our financial results of the operating and financial results of, and our relationships with and actions taken by, our franchisees; the attractiveness of our franchise model; franchisee turnover and potential franchisee bankruptcies; real estate leases; our dependence on a limited number of suppliers for equipment and certain products and services; our future financial performance and our ability to pay principal and interest on our indebtedness; market instability and any related impact on our marketable debt securities portfolio; our corporate structure and tax receivable agreements; compliance with laws and regulations and any changes in such laws and regulations; and outcomes of litigation, legal proceedings and other legal, regulatory, environmental, social or governance matters. Readers should also review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on February 25, 2025 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this proxy statement, as well as other information we file with the U.S. Securities and Exchange Commission (“SEC”). We caution investors, potential investors, and others not to place considerable reliance on the forward-looking statements contained in this proxy statement. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this proxy statement speak only as of the date of this proxy statement, and we do not undertake any obligation to publicly update or revise our forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.
Information appearing on http://investor.planetfitness.com is not a part of and is not incorporated by reference in this proxy statement.

PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
Introduction
This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2025 at 1:00 p.m. Eastern Time on May 6, 2025, and at any adjournments or postponements thereof (the “Annual Meeting”).
A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2024 Annual Report on Form 10-K, is being mailed to stockholders on or about March 26, 2025. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.
Information About the Annual Meeting and Voting
We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on May 6, 2025, and will be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2025 beginning at 1:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend the Annual Meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, March 10, 2025. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.
As of March 10, 2025, there were 84,037,530 shares of Class A common stock outstanding and 341,841 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting.

Planet Fitness Proxy Statement 2025	1

INTRODUCTION
What proposals will be voted on at the Annual Meeting?
There are eight proposals scheduled to be voted on at the Annual Meeting:

Proposal

1	Election of the three director nominees named in this Proxy Statement to serve until the 2028 annual meeting of stockholders;
2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025;
3	Approval, on an advisory basis, of the compensation of our named executive officers;
4	Approval of 2025 Omnibus Incentive Plan;
5	Approval of amendments to our Restated Certificate of Incorporation (“Charter”) removing supermajority voting requirements;
6	Approval of Charter amendments removing obsolete provisions;
7	Approval of Charter amendment limiting the liability of certain officers; and
8	Stockholder proposal regarding EEO-1 report disclosure policy.
We will also consider other business that properly comes before the Annual Meeting.
How do I vote?
If you are a stockholder of record, you may vote your shares on the matters presented at the Annual Meeting in any of the following ways:
•During the meeting—you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•By proxy—stockholders of record have a choice of voting by proxy:

over the Internet at www.proxyvote.com/PLNT	by using a toll-free telephone number noted on your proxy card	by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 5, 2025.
If you properly cast your vote by either voting your proxy via Internet or telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

2	Planet Fitness Proxy Statement 2025

INTRODUCTION
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.
What is a proxy holder?
A proxy holder is another person whom you legally designate to vote the shares you own. We are designating Jay Stasz, our Chief Financial Officer, and Justin Vartanian, our General Counsel and Corporate Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:
•“ FOR ” the election of the three director nominees named in the Proxy Statement;
•“ FOR ” the ratification of the appointment of KPMG LLP;
•“ FOR ” the advisory approval of the compensation of our named executive officers;
•“ FOR ” the approval of the 2025 Omnibus Incentive Plan;
•“ FOR ” the approval of the Charter amendment removing the supermajority voting requirements;
•“ FOR ” the approval of the Charter amendment removing obsolete provisions; and
•“ FOR ” the approval of the Charter amendment limiting the liability of certain officers.
•The Board makes NO RECOMMENDATION on the stockholder proposal regarding EEO-1 report disclosure policy.

Planet Fitness Proxy Statement 2025	3

INTRODUCTION
May my broker vote for me?
If you hold your shares in street name and do not instruct your bank, broker or other holder of record on how to vote your shares, your broker may vote your shares on matters that are considered to be “routine” even if it does not receive instructions from you. Under the rules of the New York Stock Exchange (“NYSE”), Proposals 2 & 6 are considered routine matters, and your broker may, without instructions from you, vote on Proposals 2 & 6 at the Annual Meeting, but not on any of the other proposals.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.
Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:
•Entering a new vote online;
•Entering a new vote by telephone;
•Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•Attending the Annual Meeting and voting during the meeting.
What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 84,037,530 shares of Class A common stock outstanding and 341,841 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Abstentions, withhold votes and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are all counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (Proposal 1)?
Director nominees are elected by plurality vote. "Plurality" means that the director nominees receiving the largest number of votes cast "for" will be elected. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2025 (Proposal 2)?
Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?
Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2024 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

4	Planet Fitness Proxy Statement 2025

INTRODUCTION
What vote is required to approve the 2025 Omnibus Incentive Plan (Proposal 4)?
Proposal 4 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 4. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.
What vote is required to approve the Charter amendments to remove supermajority voting requirements and obsolete provisions (Proposals 5 & 6)?
Proposals 5 & 6, approval of the amendments to the Charter to remove supermajority voting requirements and remove obsolete provisions, each require the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of the stock of the Company entitled to vote on such proposal. The approval of each Charter amendment is not conditioned upon the approval of the other Charter amendments. Abstentions and broker non-votes will have the effect of a vote “against” Proposals 5 & 6.
What vote is required to approve the Charter amendment to limit the liability of certain officers (Proposal 7)?
Proposal 7 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 7. The approval of Proposal 7 is not conditioned upon the approval of either of the other Charter amendments. Abstentions and broker non-votes will have no effect on the outcome of Proposal 7.
What vote is required to approve the stockholder proposal regarding EEO-1 policy (Proposal 8)?
Proposal 8 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 8. Abstentions and broker non-votes will have no effect on the outcome of Proposal 8.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation for soliciting proxies beyond their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.

Planet Fitness Proxy Statement 2025	5

INTRODUCTION
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote your shares by submitting a proxy.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Investor Relations at (603) 750-4674 or send an email to investor@planetfitness.com.

6	Planet Fitness Proxy Statement 2025

PROPOSAL 1: ELECTION OF DIRECTORS
Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Charter, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2025, 2026, and 2027, respectively.
The following table sets forth the name, age, and position, as of March 10, 2025, of the individuals who currently serve as directors on our Board.

Name	Age	Position

Stephen Spinelli, Jr.	70	Chair of the Board
Colleen Keating	56	Director and Chief Executive Officer
Bernard Acoca	55	Director
Enshalla Anderson	55	Director
Craig Benson	70	Director
Cammie Dunaway	62	Director
Frances Rathke	64	Director
Christopher Tanco	63	Director

2025 BOARD NOMINEES

•Craig Benson •Cammie Dunaway •Christopher Tanco
Craig Benson, Cammie Dunaway and Christopher Tanco are the Class I directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to reelect, Gov. Benson, Ms. Dunaway and Mr. Tanco for three-year terms expiring at our 2028 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2028 annual meeting of stockholders and a successor is duly elected and qualified or until their earlier death, resignation, or removal.
Each of the three nominees currently serves as a director of the Company, having been elected by stockholders at the 2022 annual meeting of stockholders. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

The Board recommends a vote FOR the election of each of the nominees as director.

Planet Fitness Proxy Statement 2025	7

PROPOSAL 1: ELECTION OF DIRECTORS
Board of Directors
Director Nominees
Class I—Directors with Terms Expiring in 2025

CRAIG BENSON
Director
Craig Benson has served on our Board since July 2017. Gov. Benson brings to our Board over 40 years of experience in the areas of executive leadership, launching and growing business to business services, media, consumer electronics and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Gov. Benson is well qualified to serve on our Board and adds particular value as we execute our long-term strategic plans while working closely with our franchisees to solidify our joint efforts to enhance our brand domestically and abroad.
Experience and Qualifications
Gov. Benson has served as the Chief Executive Officer at Soft Draw Investments, LLC, since 2002. He served as our Interim Chief Executive Officer from September 2023 until June 2024. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., an international leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013 and as Trustee of Lahey Health System, Inc. and Lahey Hospital & Medical Center from 2005 to 2019. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire, Grand Valley State University and Thomas Jefferson University.

Age: 70 Director Since: 2017

8	Planet Fitness Proxy Statement 2025

PROPOSAL 1: ELECTION OF DIRECTORS

CAMMIE DUNAWAY
Independent Director
Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway brings to our Board more than 20 years of experience as a senior marketing and general management executive, launching and growing consumer businesses in entertainment, media, consumer electronics, and services, including experience in marketing strategy, international marketing and business development, communications, data analytics, loyalty, digital transformation, and public company leadership and corporate governance, among other skills and qualifications. Because of all the foregoing, we believe Ms. Dunaway is well qualified to serve on our Board and adds particular value as we seek to expand our brand into digital channels and new international territories.
Experience and Qualifications
Ms. Dunaway currently serves as an independent executive coach and advisor. She previously served as the Chief Marketing Officer for Duolingo, a language education platform, from 2018 until her retirement in July 2022. Prior to Duolingo, Ms. Dunaway was a private consultant supporting organizations with strategic initiatives to accelerate growth and innovation, and coached leaders on how to achieve maximum results, impact and enjoyment from 2015 until 2018. Ms. Dunaway’s prior experiences also include serving as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities; Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America; Chief Marketing Officer for Yahoo!; and at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway served as a member of the board of directors for The Wonder Project, a private entertainment studio, since August 2024. She also serves on the board of directors of Flo, a leader in women’s digital health support. She previously served as a member of the boards of directors for Red Robin Gourmet Burgers, Inc. from 2014 until May 2024, GoHealth, LLC from 2017 to 2021, Nordstrom fsb from 2014 to 2017, Marketo, Inc. from 2015 to 2016, and Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in Business Administration from the University of Richmond and an M.B.A. from Harvard Business School.

Age: 62 Director Since: 2017

Planet Fitness Proxy Statement 2025	9

PROPOSAL 1: ELECTION OF DIRECTORS

CHRISTOPHER TANCO
Independent Director
Christopher Tanco has served on our Board since January 2021. Mr. Tanco brings to our Board more than 20 years of experience in the areas of public company leadership, international business development and operations, franchising in the U.S. and internationally, consumer services, strategic planning and digital innovation, among other skills and qualifications. Because of all the foregoing, we believe Mr. Tanco is well qualified to serve on our Board and adds particular value as we execute our international growth strategy and seek to innovate our clubs system wide.
Experience and Qualifications
Mr. Tanco has served as the operating partner of the Princeton Equity Group since September 2022. He has also served as a senior adviser to Alvarez & Marsal Capital since March 2023. Mr. Tanco was previously employed as the Executive Vice President and Chief Operating Officer for 7‑Eleven, Inc., a role he held from December 2015 until May 2022. As Chief Operating Officer, he led Franchise and Corporate Operations for 15,000 stores, the company’s digital initiatives, restaurant expansion, operations and franchise support, field merchandising and sales, store of the future, fuels and the Canada business unit. Mr. Tanco first joined 7-Eleven in November 2009 and served as an Executive Vice President and led 7‑Eleven’s international business across 18 countries until November 2015. Before joining 7‑Eleven, Mr. Tanco served as the Chief Franchise Officer for Pizza Hut and in various operations, international, general management, and franchise leadership roles with Yum! Brands. Mr. Tanco currently serves on the board of directors of Max’s Group Inc., 7-Eleven Mexico S.A. de C.V., and 7-Eleven International LLC, having previously served on the board of directors of 7‑Eleven, Inc. and Urban Air Adventure Parks. He received his Bachelor of Arts in Interdisciplinary Studies from the Ateneo de Manila University, Manila, Philippines, and earned his M.B.A. from Darden Graduate School of Business Administration at the University of Virginia.

Age: 63 Director Since: 2021

10	Planet Fitness Proxy Statement 2025

PROPOSAL 1: ELECTION OF DIRECTORS
Class II—Directors with Terms Expiring in 2026

COLLEEN KEATING
Director and Chief Executive Officer
Colleen Keating has served on our Board since June 2024. Ms. Keating is a proven executive who brings to our Board over three decades of experience across hospitality, real estate, operations and franchise management, with expertise in brand management, leading customer-facing organizations and driving scalable growth, among other skills and qualifications. Because of all the foregoing, we believe Ms. Keating is well qualified to serve on our Board and adds particular value as we look to execute on our strategic priorities of brand marketing, member experience, accelerating growth and product refinement and format optimization.
Ms. Keating has served as the Company’s Chief Executive Officer since June 2024. Ms. Keating previously served as CEO of FirstKey Homes (“FirstKey”) from February 2020 until May 2024, the fourth largest single-family rental home property management company in the United States, where she led the strategic direction of the business, implemented significant brand-aligned digital strategies, helped drive platform cost reduction and improved the overall resident experience. Prior to joining FirstKey, Ms. Keating served as the Chief Operating Officer, Americas of InterContinental Hotels Group (“IHG”) from March 2018 until February 2020, where she oversaw the operations of more than 4,000 IHG hotels across the Americas region, overseeing franchisee performance support and company-managed hotel operations. Ms. Keating also previously served as Executive Vice President of Operations at Davidson Hotels & Resorts from January 2017 until March 2018. Earlier in her career, Ms. Keating spent 16 years with Starwood Hotels & Resorts Worldwide, Inc., serving in a variety of leadership positions of increasing responsibility, most recently as Senior Vice President of Franchise Operations and Compliance, North America and previously as Senior Vice President of Operations, North Region. Ms. Keating studied business at Western New England University.

Age: 56 Director Since: 2024

Planet Fitness Proxy Statement 2025	11

PROPOSAL 1: ELECTION OF DIRECTORS

ENSHALLA ANDERSON
Independent Director
Enshalla Anderson has served on our Board since February 2020. Ms. Anderson brings to our Board more than 25 years of experience in the areas of traditional and digital marketing, brand strategy, consumer branding, corporate strategy, among other skills and qualifications, having partnered with leading consumer and B2B brands including Fidelity, AB InBev, Bell Helicopter, Hard Rock Hotels, and Gap Inc. Because of all of the foregoing, we believe Ms. Anderson is well qualified to serve on our Board, and adds particular value as we continue to develop our digital strategy and enhance our strategic marketing plans.
Experience and Qualifications
Ms. Anderson has served as Director, Global Head of Brand Strategy, Google Cloud at Google since August 2020 and assumed responsibility for the Global Brand & Creative team for Google Cloud in August 2021 with a primary focus on enterprise marketing for cloud technology. Previously, she served as the Chief Strategy Officer at FutureBrand North America since June 2013 where she worked on global branding programs. Prior to joining FutureBrand, she served as Senior Director of Brand Strategy at Siegel+Gale from December 2008 until May 2013, where she oversaw comprehensive naming, brand strategy, and architecture programs for retainer client American Express. Previously, she was a Director at Vivaldi Partners from December 2005 until October 2008, where she developed portfolio and product level strategies. Additionally, Ms. Anderson worked on the global marketing team at Avon from September 2000 until December 2005, touching heritage brands such as Skin-So-Soft and expanding Avon’s operations in Turkey. From 1998 through 2000, Ms. Anderson worked at Monitor Group (now part of Deloitte) working on corporate strategy projects with Kellogg’s and Bank of Bermuda (now HSBC). Ms. Anderson began her career in JP Morgan’s Emerging Markets Fixed Income Research group working in the New York and London offices. Ms. Anderson earned her Bachelor of Arts in History from the University of Pennsylvania and her MBA from Harvard Business School.

Age: 55 Director Since: 2020

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PROPOSAL 1: ELECTION OF DIRECTORS

STEPHEN SPINELLI, JR.
Independent Director
Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chair of our Board since May 2017. Dr. Spinelli brings to our Board more than 40 years of education and experience in franchising, both as franchisor and franchisee, international business development, finance, executive leadership, entrepreneurship, launching and growing consumer services businesses, as well as teaching, writing and presenting extensively in the areas of executive level leadership, business and entrepreneurship, including consulting for or leading executive education programs for corporations such as Intel Corporation, IBM Corporation and Allied Domecq, among other skills and qualifications. Because of all the foregoing, we believe Dr. Spinelli is well qualified to serve on our Board and adds particular value as we execute our growth plans for our Company and brand while maintaining the entrepreneurial spirit that helped us become a leader in our industry.
Experience and Qualifications
Dr. Spinelli has served as the 14th president of Babson College since July 2019. He served as Chancellor of Thomas Jefferson University from July 2017 until June 2018, having previously served as President of Philadelphia University since August 2007, which merged with Thomas Jefferson University in June 2017. He was named Chancellor Emeritus of Thomas Jefferson University effective July 1, 2018. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation and the Board of Directors of Fyzical Therapy and Balance Centers. In addition to his extensive business experience, Dr. Spinelli obtained his educational training at some of the top global institutions for business, finance and entrepreneurship. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College.

Age: 70 Director Since: 2012

Planet Fitness Proxy Statement 2025	13

PROPOSAL 1: ELECTION OF DIRECTORS
Class III—Directors with Terms Expiring in 2027

BERNARD ACOCA
Independent Director
Bernard Acoca has served on our Board since January 2021. Mr. Acoca brings to our Board more than 20 years of experience in the areas of public company executive leadership, franchising, strategic planning, consumer brands and marketing, among other skills and qualifications. Because of all the foregoing, we believe Mr. Acoca is well suited to serve on our Board and adds particular value as we execute on our development strategy to grow our membership base and increase our system-wide club count to over 5,000 locations.
Experience and Qualifications
Since January 2022, Mr. Acoca has served as the Chief Executive Officer of Zaxby's, a 900+ unit restaurant chain famous for their signature chicken fingers, which was acquired by Goldman Sachs Merchant Banking division in November 2020. Prior to Zaxby's, Mr. Acoca served as Chief Executive Officer and President of El Pollo Loco from March 2018 to October 2021. Mr. Acoca joined El Pollo Loco after seven years at Starbucks Coffee Company as a member of its Executive Team. From 2015 to 2018, Mr. Acoca served as President of Teavana, Starbucks’ global tea brand, where he was responsible for the overall operations of over 375 Teavana specialty retail stores in North America as well as its e-commerce business. Before that, Mr. Acoca served as Senior Vice President, Marketing & Category for the Americas, Starbucks’ largest region, where he was responsible for managing categories totaling $9B in sales. Additionally, he served as Chief Marketing Officer for the Americas for L’Oréal and spent 10 years at YUM brands in marketing roles of increasing responsibility. Mr. Acoca holds a Bachelor of Arts degree from Emory University in Atlanta, Georgia.

Age: 55 Director Since: 2021

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PROPOSAL 1: ELECTION OF DIRECTORS

FRANCES RATHKE
Independent Director
Frances Rathke has served on our Board since August 2016. Ms. Rathke brings to our Board nearly 30 years of experience in the areas of financial management and oversight, strategic planning, risk management, consumer brands and public company leadership, among other skills and qualifications. Because of all of the foregoing, we believe Ms. Rathke is well qualified to serve on our Board and adds particular value as we look to effectively deploy our capital in support of our strategic initiatives.
Experience and Qualifications
Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig Green Mountain, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the board of directors of Green Mountain Power Corporation, John Hancock Investments, Oatly and the Flynn Center for Performing Arts. Earlier in her career Ms. Rathke was a Senior Manager at Coopers & Lybrand LLC where she was a Certified Public Accountant (now inactive). She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont.

Age: 64 Director Since: 2016

Planet Fitness Proxy Statement 2025	15

PROPOSAL 1: ELECTION OF DIRECTORS

Board Skills Matrix
The Board is currently composed of eight talented directors with diverse skill sets and professional and personal backgrounds. The Board believes in the benefits of a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including, but not limited to, gender, race/ethnicity, age, geographic location, and nationality) necessary to oversee the Company’s current and future business needs. Accordingly, the Board considers the skills, experience and diversity of directors and director candidates individually and in the broader context of its overall composition and the diverse nature of the Company’s operating environment.
The following tables summarize the skill and expertise, as well as certain demographic information of our Board.

Core Functional Expertise

Strategic and Broader Experience

Industry Specific Knowledge

Race / Ethnicity

■	Asian
■	Black or African American
■	White
■	Undisclosed

Gender

■	Male
■	Female
■	Undisclosed

Age

■	55 to 60
■	61 to 65
■	66 to 70

Tenure

■	0-4 Years
■	5-9 Years
■	10+ Years

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CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

•Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders
•Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board
•Clawback, Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees
•Limitation on Management Directors. Our CEO is the only member of management who currently serves as a director
•Regular Board and Committee Executive Sessions of Non-Management Directors
•Audit Committee Approval Required for Related Party Transactions
•“Pay for Performance” Philosophy Drives Executive Compensation

•No “Poison Pill” (Stockholder Rights Plan)
•Independent Executive Compensation Consultant
•Separate offices of chair of the Board and CEO
•Risk Oversight by the Board and Committees
•Existing agreements do not provide for excise tax gross-ups on severance or change-in-control payments or benefits Annual Board and Committee Self-Evaluations
•Established Whistleblower Policy
•Established Director and Senior Officer Stock Ownership Guidelines

WE’RE ALL STRONG ON THIS PLANET

Planet Fitness Proxy Statement 2025	17

CORPORATE GOVERNANCE
Board Composition and Director Independence
Our business and affairs are managed under the direction of the Board. Our Charter provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:
•Class I, which consists of Craig Benson, Cammie Dunaway and Christopher Tanco. The terms of Gov. Benson, Ms. Dunaway and Mr. Tanco will continue until the Annual Meeting and a successor is duly elected and qualified or until their earlier death, resignation or removal;
•Class II, which consists of Colleen Keating, Enshalla Anderson and Stephen Spinelli, Jr. The terms of Mses. Keating and Anderson and Dr. Spinelli will continue until our 2026 annual meeting of stockholders and a successor is duly elected and qualified or until their earlier death, resignation or removal; and
•Class III, which consists of Bernard Acoca and Frances Rathke. The terms of Mr. Acoca and Ms. Rathke will continue until our 2027 annual meeting of stockholders and a successor is duly elected and qualified or until their earlier death, resignation or removal.
At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time, a majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.
The Board evaluates the relationships of each director and any director nominees with the Company and makes an affirmative determination whether such director or nominee is independent. Pursuant to our corporate governance guidelines, an independent director shall be one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board, or a designated committee of the Board, may from time to time adopt categorical standards of independence. Our Board has determined that Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco and Mr. Acoca are independent directors under the rules of the NYSE.
Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees provide that the results of the annual performance evaluations of each committee be presented to the Board. For 2024, the Board and each committee undertook a comprehensive evaluation (the “2024 Self-Evaluation”) facilitated by the National Association of Corporate Directors (“NACD”). As a part of the 2024 Self-Evaluation, each director completed detailed questionnaires examining board composition and succession, human capital oversight and CEO succession, risk oversight, board leadership, board/management relations, board processes and operations, strategy and oversight and board culture, as well as each committee’s composition, practices, functioning and areas of oversight. Each director also participated in an interview conducted by a representative of NACD. Feedback from this process was provided by NACD to the Board and each committee undertook comprehensive discussions to review the results of the committee evaluations and identify ways to improve their performance and overall effectiveness.

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CORPORATE GOVERNANCE
Director Education
The Company and the Board believe that continuing director education is essential to the Board’s performance and continued oversight of the Company and its business. All of our directors are members of NACD. Our directors attended a variety of internal and external training sessions and conferences throughout 2024. Topics covered during Board and committee meetings in 2024 included corporate governance best practices, emerging trends related to artificial intelligence, emerging trends related to GLP-1 medications and the cybersecurity regulatory and reporting landscape. Individual Board members from time to time also attend specialized conferences to enhance their knowledge. In 2024, our Board members attended, or presented at, conferences in the areas of cybersecurity, financial oversight, executive leadership, post-election consumer and retail insights, artificial intelligence, board succession planning, strategy and long-term value creation, investor relations, and public company board ways of working.
Board of Directors Leadership Structure
We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Ms. Keating to focus on her role as our Chief Executive Officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the Chief Executive Officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.

Planet Fitness Proxy Statement 2025	19

CORPORATE GOVERNANCE
Board Meetings, Attendance and Committees
Our Board met eight times during 2024. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2024. The Board also approved certain actions by unanimous written consent in lieu of a meeting.
It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2024 annual meeting of stockholders.
As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at http://investor.planetfitness.com.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Stephen Spinelli, Jr.		✓	✓
Colleen Keating
Bernard Acoca	✓		✓
Enshalla Anderson
Craig Benson
Cammie Dunaway		✓
Frances Rathke
Christopher Tanco	✓	✓

Committee Chair	✓	Member

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CORPORATE GOVERNANCE

AUDIT COMMITTEE

Committee Members: •Ms. Rathke (Chair) •Mr. Acoca •Mr. Tanco

5	Our audit committee met five times during 2024.

Our audit committee consists of three non-employee directors: Ms. Rathke, Mr. Acoca and Mr. Tanco, with Ms. Rathke serving as chair of the committee. Our audit committee met five times during 2024. Our audit committee has determined that each of Ms. Rathke, Mr. Acoca and Mr. Tanco meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that Ms. Rathke is an “audit committee financial expert” and that each of Mr. Acoca and Mr. Tanco is "financially literate" within the meaning of the SEC’s regulations and applicable listing standards of the NYSE.
The audit committee’s responsibilities include:
•appointing, retaining, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and, including the use of non-GAAP measures and metrics, practices used by us;
•overseeing the Company’s risk management policies and practices with respect to enterprise risk management, cyber security, data privacy and vendor and supply chain management;
•reviewing the adequacy of our internal controls over financial reporting;
•reviewing the Company’s environmental, social and corporate governance (“ESG”) disclosures and discussing with management the internal controls and procedures implemented with respect to assurance and data accuracy of any disclosures;
•reviewing the Company’s policies and practices with respect to environmental strategy, risk management and compliance;
•reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our annual and quarterly financial statements in our Annual Report on Form 10-K and quarterly reports on Form 10-Q;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Planet Fitness Proxy Statement 2025	21

CORPORATE GOVERNANCE

COMPENSATION COMMITTEE

Committee Members: •Ms. Anderson (Chair) •Dr. Spinelli •Ms. Dunaway •Mr. Tanco

6	Our compensation committee met six times during 2024.

Our compensation committee consists of four non-employee directors: Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco, with Ms. Anderson serving as chair of the committee. Our compensation committee met six times during 2024. Our Board has determined that each of Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco meets the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules.
The compensation committee’s responsibilities include:
•determining and approving the compensation of our Chief Executive Officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives;
•reviewing and approving the corporate goals, as well as applicable personal goals, and objectives relevant to the compensation of our other executive officers;
•reviewing and approving the compensation of our other executive officers;
•reviewing the Company’s strategies and policies related to human capital management, including equity, diversity and inclusion;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•reviewing and establishing our overall management compensation philosophy, policies and practices;
•overseeing and administering our equity compensation and similar plans;
•reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•reviewing and approving the adoption, implementation and administration of the Company’s policies with respect to the recoupment of compensation of the Company’s executive officers and other employees;
•reviewing and making recommendations to the Board with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.

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CORPORATE GOVERNANCE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Committee Members: •Ms. Dunaway (Chair) •Dr. Spinelli •Mr. Acoca

5	Our nominating and corporate governance committee met five times during 2024.

Our nominating and corporate governance committee consists of three non-employee directors: Ms. Dunaway, Dr. Spinelli and Mr. Acoca, with Ms. Dunaway serving as chair of the committee. Our nominating and corporate governance committee met five times during 2024.
The nominating and corporate governance committee’s responsibilities include:
•developing and recommending to the Board criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•identifying individuals qualified to become members of the Board;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•developing and recommending to the Board a set of corporate governance principles;
•articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•reviewing and recommending to the Board practices and policies with respect to directors;
•reviewing and recommending to the Board the functions, duties and compositions of the Board’s committees;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•providing for new director orientation and continuing education for existing directors on a periodic basis;
•performing an evaluation of the performance of the committee;
•providing oversight of the Company’s ESG policies and practices, including the Company’s ESG strategy and disclosures, environmental management and human capital management; and
•overseeing the evaluation of the Board.
Board Oversight of Risk Management
While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, including data and cyber security, vendor and supply chain management risks, as well as financial risks, business conduct and ethics, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with our ESG policies and practices. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Planet Fitness Proxy Statement 2025	23

CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation
Ms. Anderson, Dr. Spinelli, Ms. Dunaway and Mr. Tanco have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any entity (as defined in Item 407(e)(4) of Regulation S-K) that has one or more executive officers serving on our Board or compensation committee.
Codes of Conduct
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior executive and financial officers applicable to our principal executive officer, president, principal financial officer, principal accounting officer and all controllers and any other senior operating and financial executives (the "Codes of Conduct"). The Codes of Conduct are available on our website at http://investor.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
In connection with Gov. Benson’s appointment as the Company’s Interim Chief Executive Officer from September 2023 until June 2024, the Board waived the requirements under the Company’s Codes of Conduct for activities carried out in the ordinary course of business with respect to Gov. Benson’s ownership of DA Business Enterprises, LLC, a franchisee of the Company, and his 10.5% ownership of Radianse, a Planet Fitness vendor. The Board’s waiver was subject to Gov. Benson’s compliance with the conditions set forth in his employment offer letter, originally dated as of September 15, 2023 and as amended on October 31, 2023, including compliance with Company policies requiring Board or audit committee approval of transactions in which Gov. Benson has an interest. The Company filed a copy of Gov. Benson’s offer letter and amendment and disclosed the Board’s waiver of the Company’s Codes of Conduct on November 1, 2023 in a Current Report on Form 8-K/A.
Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at http://investor.planetfitness.com.
Director Nomination Process
The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. The nominating and corporate governance committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates. Stockholders may also nominate persons to be elected as directors in accordance with our amended and restated bylaws (“Bylaws”) and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.”

24	Planet Fitness Proxy Statement 2025

CORPORATE GOVERNANCE
Board Membership Criteria
We seek a Board that collectively reflects a diversity of skills, experiences, expertise, industry knowledge, perspectives, and characteristics (such as, and including, but not limited to, gender, race/ethnicity, age, geographic location, and nationality) appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. In any formal search for Board of Director candidates, we consider candidates who reflect diverse backgrounds, including diversity of gender and race and/or ethnicity. These principles are engrained in our culture, and we believe are reflected in our Board composition. In cases where a search firm is retained, the nominating and corporate governance committee directs the search firm to identify qualified candidates who reflect the variety of thoughts, perspectives, experiences, and backgrounds that make us stronger and are core to who we are as a brand.
Stockholder Engagement
We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.
Proposed amendments to certain provisions of our Charter and Bylaws currently require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. In recent years the Board has received feedback from stockholders, proxy advisors and other governance stakeholders regarding certain of the Company’s Charter and Bylaws provisions, including the supermajority voting requirement for amendments thereto. In light of this feedback, the Board committed to undertaking a comprehensive review of the Company’s governance provisions. Over the past year, the Board and the nominating and corporate governance committee, with the assistance of outside corporate governance experts, carefully evaluated the advantages and disadvantages of each of the supermajority requirements contained in the Company’s governing documents as well as other relevant considerations. In particular, the Board and the nominating and corporate governance committee considered prevailing market practices in favor of majority voting, including among peer companies, the views of proxy advisors and other governance stakeholders, the Company’s desire to be responsive to stockholder concerns and preferences and the Company’s overall commitment to maintaining strong governance practices. After weighing these considerations, the Board, upon the recommendation of the nominating and corporate governance committee, has determined that removing all of the Company’s supermajority voting requirements is in the best interests of the Company and its stockholders. As a result, the Board has unanimously approved, and recommends that stockholders approve, certain amendments to the Charter to, among other things, remove the supermajority voting requirements contained therein, as described in Proposal 5 below.
In addition, as a result of the Board’s review of the Company’s governance provisions and following consultation with outside corporate governance experts, in March 2025, the Board amended our Bylaws to adopt proxy access, which provides that one or more eligible stockholders (up to 20, collectively) owning at least 3% of the Company’s outstanding common stock continuously for at least three years may nominate for election to the Board and include in the Company’s proxy materials up to the greater of two individuals or 20% of the Board, subject to the provisions of our Bylaws. Proxy access is discussed further under “Additional Information—Requirements for Stockholder Proposals to be Brought Before an Annual Meeting” on page 93 below.

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CORPORATE GOVERNANCE
Environmental, Social and Corporate Governance
Our ESG strategy, PF Purpose, is built on our belief that we are positioned to make a positive impact by increasing access to fitness, creating inclusive clubs, cultures and communities, and prioritizing sustainable operations. Underscored by a commitment to responsible and growth-oriented business practices, this strategy serves as the guide for our ESG programs as we aim to create a more connected and Judgement Free planet where fitness and wellbeing is within reach for all.
To ensure our ESG strategy reflects current and emerging trends, we continue to reevaluate our priorities to ensure that we are addressing the issues that matter most to our business and our stakeholders. In 2021, we identified eight highest priority topics, which we track closely throughout the year and report on annually in our ESG Report. In reviewing our 2024 business priorities, stakeholder engagement topics, regulatory environment and industry trends, we determined that the highest priority topics identified in the 2021 assessment are still those most relevant to us. We intend to conduct an updated materiality assessment in 2025.
We are committed to evolving our approach to ESG reporting in a thoughtful and intentional manner, including expanding our impact measurement, enhancing and formalizing our data collection processes and continuing to align to internationally recognized frameworks and standards. Our 2024 ESG Report will be prepared in alignment with the International Sustainability Standards Board’s SASB standards for the Leisure Facilities industry and in reference to the Global Reporting Initiative (“GRI”) Standards. In our report we will provide an expanded data table that includes key ESG-related metrics that are relevant to our business mapped to SASB and GRI standards.
Our nominating and corporate governance committee oversees the Company's ESG initiatives and receives regular updates from the Company's ESG & Social Impact team (a team comprised of Planet Fitness employees). The PF Purpose section of the Company’s website contains the 2020 Impact Report and the 2021, 2022 and 2023 ESG Reports and will be updated to include the 2024 ESG Report, which we expect to publish in the second quarter of 2025.
Communications with Directors
Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Corporate Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Corporate Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

26	Planet Fitness Proxy Statement 2025

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our Board has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2025. We are asking our stockholders to ratify this appointment.
SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our Bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
KPMG has served as our independent registered public accounting firm since 2012.

The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2025.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2024, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees and Services
The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 31, 2024 and 2023:

	Years Ended December 31,

	2024	2023

Audit Fees(1)	$2,411,401	$2,115,026
Audit-Related Fees	—	—
Tax Fees(2)	1,481,042	1,643,400
All Other Fees(3)	6,000	6,000
Total	$3,898,443	$3,764,426
(1)Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC and audits and reviews of certain subsidiary financial statements. Audit fees also include the audit of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002. Audit fees also includes the reimbursement of out of pocket expenses and services related to the debt refinancing transaction completed in June 2024.
(2)Tax fees for 2024 and 2023 include $1,160,620 and $1,352,000, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2024 and 2023 also include $320,422 and $297,400, respectively, of professional services rendered for tax advice, planning, and other consulting services.
(3)Other fees related to annual subscriptions to KPMG’s Accounting Research online tool and Accounting Disclosure Checklist online tool.
There were no other fees billed by KPMG for services rendered to us, other than the services described above, for fiscal years ended December 31, 2024 and 2023.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2024 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2024, our named executive officers are:

Name	Principal Position

Colleen Keating	Chief Executive Officer
Jay Stasz	Chief Financial Officer
Bill Bode	Chief Operating Officer, Formerly Division President, U.S. Franchise(1)
Jennifer Simmons	Chief Strategy Officer, Formerly Division President, Corporate Clubs(2)
Craig Benson	Former Interim Chief Executive Officer(3)
Thomas Fitzgerald	Former Chief Financial Officer(4)
(1)Mr. Bode transitioned to the role of Chief Operating Officer effective March 3, 2025.
(2)Ms. Simmons transitioned to the role of Chief Strategy Officer effective March 3, 2025.
(3)The resignation of Gov. Benson’s employment as Interim Chief Executive Officer was effective as of June 10, 2024. Gov. Benson continues to serve on the Board.
(4)Mr.Fitzgerald ceased serving as the Company’s principal financial officer as of November 15, 2024 and retired from employment with the Company as of December 31, 2024. On January 1, 2025, Mr. Fitzgerald transitioned to a consulting role with us, effective through March 31, 2025.
2024 Accomplishments
Our strong performance in 2024 was marked by surpassing 2,700 locations, adding approximately 1.0 million net new members, ending the year with approximately 19.7 million members, and the repurchase of approximately 4.1 million shares of our common stock. We also saw the continued successful execution of our High School Summer Pass program, which generated more than 2.8 million participants and saw an increase in the rate of Black Card membership conversions over the prior year.
The following are some of the key highlights of our financial and operational performance in 2024:

SYSTEM-WIDE SAME CLUB SALES INCREASED	NET INCOME FOR 2024	TOTAL REVENUE INCREASED FROM THE PRIOR YEAR BY 10.3% TO

5.0%	$174.2 million	$1.2 billion

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EXECUTIVE COMPENSATION

•Total revenue increased from the prior year by 10.3% to $1.2 billion.
•System-wide same club sales increased 5.0%.
•Net income was $174.2 million, compared to $147.0 million in the prior year.
•Net income attributable to Planet Fitness, Inc. was $172.0 million, or $2.00 per share, diluted, compared to $138.3 million, or $1.62 per share, diluted, in the prior year.

•Adjusted net income(1) increased to $223.8 million, or $2.59 per share, diluted(1), compared to $199.0 million, or $2.24 per share, diluted(1), in the prior year.
•Adjusted EBITDA(1) increased 12.0% to $487.7 million from $435.4 million in the prior year.
•150 new Planet Fitness clubs were opened system-wide during the year, bringing system-wide total clubs to 2,722 as of December 31, 2024.

(1)Adjusted net income, Adjusted EBITDA, and Adjusted net income per share, diluted, are non-GAAP measures. For a discussion of Adjusted net income, Adjusted EBITDA, and Adjusted net income per share, diluted, reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income, and a computation of Adjusted net income per share, diluted, see Appendix D.
We believe the efforts of our named executive officers were critical to our financial and operational achievements in 2024.
2024 Executive Transitions
We had significant transitions in leadership in 2024, with Gov. Benson and Mr. Fitzgerald transitioning out of their executive roles and Ms. Keating and Mr. Stasz joining as the Company’s Chief Executive Officer and Chief Financial Officer, respectively. Gov. Benson continues to serve on our Board. This year’s executive compensation and its related disclosure reflects the changes in leadership that occurred in 2024. Gov. Benson and Mr. Fitzgerald did not receive severance payments or benefits in connection with their resignation and retirement, respectively, due to the voluntary nature of their departures. With a focus on retaining Mr. Fitzgerald’s continued services during our 2023 executive transitions and ensuring a smooth transition, in 2023 our compensation committee determined to grant Mr. Fitzgerald a cash retention bonus, which was paid to him in 2024 as a result of his continued employment through August 31, 2024. To provide the Company with additional time to identify, retain and onboard our new Chief Financial Officer, in August 2024, we also entered into a transition agreement and consulting agreement with Mr. Fitzgerald, as described in more detail below under “Employment Agreements – Transition of Mr. Fitzgerald.” In connection with their respective appointments, Ms. Keating and Mr. Stasz received certain new hire awards, as described in more detail below.
Overview of our Executive Compensation Program
Our executive compensation program is designed to closely tie pay to performance, in part through compensating our executives based on the attainment of financial goals that influence the creation of stockholder value and in part through linking compensation with share price. The compensation committee considered the following objectives in making its compensation determinations for our named executive officers in fiscal year 2024:
•Pay For Performance: We link a significant portion of executive compensation, both short and long-term, to the achievement of Company strategic goals and performance metrics that contribute to the Company’s growth and success.
•Competitive and Fair: We determine executive compensation based on external market data and several internal factors such as experience, individual performance, importance of the applicable role to the organization and internal equity.
•Long-Term Focus: We provide a substantial portion of executive compensation in the form of long-term incentives subject to performance objectives and vesting periods to hold our executive team accountable to the Company’s long-term objectives and health of the organization, including our franchisees.

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EXECUTIVE COMPENSATION
•Alignment with Stockholders: We provide a substantial portion of executive compensation in equity-based incentives that align with the interests of our stockholders. We also maintain stock ownership guidelines to ensure our executives operate with a stockholder mindset.
•Risk Mitigation: We carefully assess our compensation structure to strike a balance between incentivizing our executives and responsible risk management.
•Simple and Transparent: We believe in transparent communication and disclosure of our executive compensation practices to our stockholders. We also believe in providing programs with clear performance measures and line of sight to our team.
We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives and interests between our executive officers and our stockholders, while avoiding the promotion of excessive risk-taking.
The compensation committee, composed of independent directors, oversees and regularly reviews the design, implementation and assessment of executive compensation. This committee is dedicated to implementing compensation practices that attract and retain top talent, motivate exceptional performance, drive long-term stockholder value and uphold strong governance principles.
Prior Year Say-on-Pay Vote
In 2024, the compensation committee considered the outcome of the stockholder advisory vote on 2023 executive compensation when making decisions relating to the compensation of our named executive officers and our executive compensation program and policies. At the 2024 Annual Meeting, nearly 94% of the votes cast affirmatively or negatively on the matter were cast in favor of the non-binding, advisory vote on the 2023 compensation paid to our named executive officers. See “Corporate Governance—Stockholder Engagement” for additional information about our stockholder engagement during 2024.
Process for Determining Executive Compensation
The compensation committee
The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards.
Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the total compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, an analysis of the appropriate mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.
To maintain pay at competitive levels, our compensation committee strives to set base salaries and total compensation (base salary, target annual bonus opportunity and the grant date value of long-term incentive awards) that align with similar positions among our peer companies for the same element of compensation, while also considering each individual’s depth and breadth of experience, performance and strategic impact to the organization.
For information on the peer companies we use for compensation setting purposes, please see the discussion under “Use of Peer Group and Benchmarking.” To tie executive compensation to performance, short-term incentives are earned based primarily on overall company performance for the year. The compensation committee also considers company performance when determining the size and targets of our long-term incentive awards.
As described below, the compensation committee works with members of management and obtains advice from an external independent compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.

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EXECUTIVE COMPENSATION
The role of management
The Chief Executive Officer (and, for the portion of 2024 during which Gov. Benson served as Interim Chief Executive Officer, the Interim Chief Executive Officer) makes compensation-related recommendations to the compensation committee with respect to the annual base salaries, target bonus opportunities and long-term incentive award grants for the named executive officers (other than herself or himself). No member of the management team, including our Chief Executive Officer (or our former Interim Chief Executive Officer), has a role in determining her or his own compensation.
The role of the compensation consultant
The compensation committee has engaged a compensation consulting firm, Meridian Compensation Partners (“Meridian”) to provide it with objective analysis, advice and information regarding executive compensation, including competitive market data and compensation recommendations related to our Chief Executive Officer and our other named executive officers, including our former Interim Chief Executive Officer in 2024. The compensation committee directly engaged Meridian in 2023 and 2024 to review the peer group used for its 2024 and 2025 compensation determinations to provide an annual review of the Company's executive compensation practices and policies and to provide an overview of market trends and best practices. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Meridian is independent and that the work it performed in 2024 did not raise any conflicts of interest.
Use of peer group and benchmarking
To determine a peer group of companies for executive compensation purposes, the compensation committee, with the assistance of Meridian, continued its practice of reviewing publicly traded companies which were similar in size and complexity to the Company and operating in similar industries with similar business models.
Based on the review conducted in 2023, the compensation committee developed an updated list of selected peer companies for its 2024 peer group, removing 1Life Healthcare, Inc., The Cheesecake Factory Incorporated and Ruth’s Hospitality Group, Inc. and adding Krispy Kreme, Inc., National Vision Holdings, Inc., Wingstop Inc. and Wyndham Hotels & Resorts, Inc. The compensation committee used compensation data from the peer companies as a basis for evaluating base salary and annual bonus target levels, as well as the grant date values and types of long-term incentive awards granted, for the 2024 fiscal year.

2024 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

•The Beachbody Company, Inc. •Bloomin Brands, Inc. •Brinker International, Inc. •Choice Hotels International, Inc. •Denny’s Corporation •Dine Brands Global, Inc. •Domino’s Pizza, Inc.	•Driven Brands Holdings Inc. •Jack in the Box, Inc. •Krispy Kreme, Inc. •Life Time Group Holdings, Inc. •National Vision Holdings, Inc. •Papa John’s International, Inc. •Peloton Interactive, Inc.	•Shake Shack, Inc. •Texas Roadhouse, Inc. •The Wendy’s Company •Wingstop Inc. •WW International, Inc. •Wyndham Hotels & Resorts, Inc.

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EXECUTIVE COMPENSATION
Based on a similar review conducted in 2024, the compensation committee, with the assistance of Meridian, approved an updated list of selected peer companies for its 2025 peer group, removing The Beachbody Company, Inc., Denny’s Corporation and WW International, Inc. and adding Dutch Bros Inc., Five Below, Inc. and Valvoline Inc. The compensation committee will use compensation data from the peer group listed below as a basis for evaluating base salary and annual bonus target levels, as well as the grant date values and types of long-term incentive awards granted, for the 2025 fiscal year.

2025 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

•Bloomin Brands, Inc. •Brinker International, Inc. •Choice Hotels International, Inc. •Dine Brands Global, Inc. •Domino’s Pizza, Inc. •Driven Brands Holdings Inc. •Dutch Bros Inc.	•Five Below Inc. •Jack in the Box, Inc. •Krispy Kreme, Inc. •Life Time Group Holdings, Inc. •National Vision Holdings, Inc. •Papa John’s International, Inc. •Peloton Interactive, Inc.	•Shake Shack, Inc. •Texas Roadhouse, Inc. •The Wendy’s Company •Valvoline Inc. •Wingstop Inc.. •Wyndham Hotels & Resorts, Inc.

Pay mix
The compensation of our named executive officers for the fiscal year 2024 consisted of the following elements:

Compensation Element	Purpose	Features

Base Salary	To attract, motivate and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.
Annual Cash Bonuses	To promote and reward the achievement of key short-term strategic and business goals of the Company; to motivate and attract executives. Gov. Benson did not receive annual cash bonuses due to the interim nature of his role.	Variable component of pay based on previously established annual company goals.
Long-Term Incentives	To encourage executives to focus on long-term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.
Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; for 2024, annual grant in the form of 50% restricted stock units that generally vest in equal installments over a three-year period, and 50% performance share units that vest in full on the third anniversary of the grant date, subject to the achievement of certain performance criteria. In 2024, new hire restricted stock units and performance share units were granted as described below.

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EXECUTIVE COMPENSATION
Components of our Executive Compensation Program
Base salary
Each of our currently employed named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity considerations and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon hire or promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer or Interim Chief Executive Officer, as applicable, except with regard to her or his own base salary. The initial base salary of each of Mses. Keating and Simmons, Messrs. Stasz, Bode, and Fitzgerald and Gov. Benson is set forth in her or his respective employment agreement or offer letter, and has (or had, as applicable) been subsequently adjusted for Messrs. Bode and Fitzgerald and Ms. Simmons by the compensation committee.
Effective March 6, 2024, the compensation committee approved increases to the base salaries of Mr. Bode and Ms. Simmons (from $430,000 to $473,000 and $400,000 to $440,000 respectively) in order to better align their compensation with similar positions at peer companies within the Company’s peer group. The compensation committee subsequently increased Mr. Bode’s base salary to $575,000, effective July 8, 2024, after further consultation with Meridian, including additional analysis of similar positions within the Company’s peer group. Ms. Keating’s base salary was set at $1,000,000, effective as of her commencement of employment with the Company on June 10, 2024. The base salary and other elements of Ms. Keating’s compensation were established in connection with her commencement of employment with the Company based on advice from Meridian, were informed by peer group compensation data and Ms. Keating’s compensation from her prior employer, including compensation that was forfeited by Ms. Keating in order to accept our offer of employment. Mr. Stasz’s base salary was set at $580,000, effective as of his commencement of employment with the Company on November 4, 2024. The base salary and other elements of Mr. Stasz’s compensation were established in connection with his commencement of employment with Company based on advice from Meridian, were informed by peer group compensation data and Mr. Stasz’s compensation from his prior employer.
The base salaries of our named executive officers as of (i) December 31, 2024 for our currently employed named executive officers or (ii) the last day of employment with the Company for Gov. Benson and Mr. Fitzgerald were as follows:
•Ms. Keating, $1,000,000.
•Mr. Stasz, $580,000.
•Mr. Bode, $575,000.
•Ms. Simmons, $440,000.
•Gov. Benson, $250,000.
•Mr. Fitzgerald, $565,000.
Annual bonus plan
Each of our named executive officers other than Mr. Stasz and Gov. Benson was eligible to earn a cash bonus under our 2024 annual bonus plan based on the achievement of key corporate financial and strategic goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with the achievement of key operating and financial goals. Pursuant to the terms of his offer letter, given that he began employment with us in November 2024, Mr. Stasz was not eligible to earn a 2024 annual bonus. Mr. Stasz will be eligible to earn a cash bonus under our annual bonus plan beginning with the 2025 performance year. Pursuant to the terms of his offer letter, Gov. Benson was not eligible to receive an annual bonus.

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EXECUTIVE COMPENSATION
2024 changes to our annual bonus plan
Historically, our annual bonus plan for our named executive officers was based on both corporate and personal annual goals. For the 2024 fiscal year, the performance goals applicable to annual bonuses for our named executive officers were exclusively corporate goals and did not include individual or personal goals. This change was made to further link bonus outcomes for our named executive officers with our corporate performance results, which are critical to the successful execution of our strategy and increasing stockholder value. Further, for 2024, the maximum payout applicable to our named executive officers’ annual bonuses was reduced to 200% (from 225% for prior years) in order to align with market practice.
2024 annual bonus plan
The specific performance goals under the annual bonus plan are chosen by the compensation committee based on their impact on our profitability and the importance of such goal to the near-term success of the Company. Each performance goal has a designed weighting and related payout at threshold, target and maximum levels of achievement. The compensation committee established the corporate performance goals listed below and established the targets for those goals for our 2024 annual bonus plan, with separate performance goals for our club support center (“CSC”) employees and our corporate club employees. The corporate performance goals for our CSC employees included goals based on Adjusted EBITDA, system wide same club sales electronic funds transfer (“EFT”) dollars and total franchise club placements. The corporate performance goals for our corporate club employees, including Ms. Simmons, included goals based on corporate club Adjusted EBITDA, corporate club same club sales EFT dollars and 2024 new club revenue. The tables below show the range of possible payment levels based on achievement of the applicable target for each performance metric. Payment levels between threshold and maximum are determined based on additional defined achievement levels. Under the annual bonus plan, if actual achievement is below the threshold performance level for any performance metric, then no payment is made in respect of that performance metric.
For the 2024 annual bonus plan, the compensation committee set applicable targets that were aligned with our annual operating plan and that the compensation committee believed to be challenging, yet achievable at the time it initially set the goals. By establishing targets that are challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting targets that were thought to be achievable when established, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the targets.
The level of potential achievement under the annual bonus plan for 2024 ranged from 0% to 200% of target based on our actual performance relative to the applicable target, with the plan having a threshold of 85% of target, which was the minimum level of performance required for payout under each performance metric. Bonus plan achievement is non-linear based on the percentage of achievement versus target, as shown in the tables below.

2024 Annual Bonus Plan Performance Targets (applicable to Ms. Keating, and Messrs. Bode and Fitzgerald)

	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance

Adjusted EBITDA ($, in millions)*	33.33	434.4	482.7	531.0
Same Club Sales EFT Dollars (system wide) ($, in millions)	33.33	3,768	3,884	4,001
Total franchise club placements (#)	33.33	116	137	158
Payout percentage (%)		25	100	200
* For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income, see Appendix D.

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EXECUTIVE COMPENSATION

2024 Annual Bonus Plan Performance Targets (applicable to Ms. Simmons)(1)

	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance

Corporate Club Adjusted EBITDA ($, in millions)*	33.33	175.9	199.0	215.0
Same Club Sales EFT Dollars (Corporate Clubs) ($, in millions)	33.33	402.8	415.3	427.8
2024 New Club Revenue ($, in millions)	33.33	2.6	3.1	3.6
Payout percentage (%)		25	100	200
(1)Because the corporate-owned clubs in Spain were not overseen by the corporate club division, they were not included in the calculation of the bonus targets or achievement for the corporate club bonus plan, including for Ms. Simmons.
*For a discussion of Corporate Club Adjusted EBITDA, see Appendix D.
The target amount of each applicable named executive officer’s annual cash bonus is set as a percentage of her or his base salary. The target amount for each applicable named executive officer was determined pursuant to her or his respective employment agreement or offer letter and for each of Mr. Bode, Ms. Simmons, and Mr. Fitzgerald has been subsequently adjusted by the compensation committee. The target bonus opportunity for each of Ms. Keating and Mr. Stasz was established when they commenced employment with us based on advice from Meridian and informed by peer group compensation data. Following a market review of compensation, the compensation committee determined to increase Mr. Bode’s target bonus opportunity from 75% to 90% of his base salary, effective July 8, 2024, based on advice from Meridian and informed by peer group data, and to increase Ms. Simmons’ target bonus opportunity from 70% to 75% of her base salary, effective for 2024, based on advice from Meridian and informed by peer group data.
Neither Mr. Stasz nor Gov. Benson were eligible to participate in the 2024 annual bonus plan pursuant to the terms of their respective offer letters. Mr. Stasz will be eligible to participate in the annual bonus plan beginning with the 2025 performance year and his target bonus opportunity is 75% of his base salary.
The target bonus opportunity of each of our named executive officers for 2024 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)

Colleen Keating	150%
Jay Stasz(1)	—%
Bill Bode(2)	90%
Jennifer Simmons	75%
Craig Benson(3)	—%
Thomas Fitzgerald(4)	75%
(1)Pursuant to the terms of his offer letter, Mr. Stasz was not eligible to receive bonus compensation for his employment in 2024. Mr. Stasz will be eligible to participate in the annual bonus plan starting for 2025.
(2)Mr. Bode’s target bonus opportunity for 2024 was blended based on the portions of the year that the applicable target bonus was in effect.
(3)Pursuant to the terms of his offer letter, as amended, Gov. Benson was not eligible to receive bonus compensation for his employment in 2024.
(4)Pursuant to the terms of his transition agreement, subject to his continued employment through December 31, 2024, Mr. Fitzgerald was entitled to receive his 2024 annual cash bonus, payable in accordance with the terms of the 2024 annual bonus plan.

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EXECUTIVE COMPENSATION
The actual amount earned by each of Mses. Keating and Simmons and Messrs. Bode and Fitzgerald under our 2024 annual bonus plan was determined by the compensation committee based on the level of achievement of the corporate performance goals described above and below. Payment to each of these named executive officers under the 2024 annual bonus plan was determined by multiplying the payout percentage for the applicable performance target by its weighting and then multiplying that amount by the named executive officer’s target bonus opportunity.
Actual achievement of the 2024 corporate performance goals for Ms. Keating and Messrs. Bode and Fitzgerald was as follows:

Corporate Performance Goal	Weighting	2024 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target (as it relates to each weighting))

Adjusted EBITDA ($, in millions)*	33.33%	487.7	101.0%	110.4%
Same Club Sales (system wide) ($, in millions)	33.33%	3,813	98.2%	44.5%
Total franchise club placements (#)	33.33%	124	90.5%	43.2%
*For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP net income, see Appendix D.
Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals and resulting bonus payout for Ms. Keating and Messrs. Fitzgerald and Bode was 66.03% of target for 2024.
Actual achievement of the 2024 corporate performance goals for Ms. Simmons was as follows:

Corporate Performance Goal(1)	Weighting	2024 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target (as it relates to each weighting))

Corporate Club Adjusted EBITDA ($, in millions)*	33.33%	192.8	96.9%	80.2%
Corporate Club Same Club Sales ($, in millions)	33.33%	402.0	96.8%	—%
2024 New Club Revenue ($, in millions)	33.33%	3.7	119.6%	200.0%
(1)Because the corporate-owned clubs in Spain were not overseen by the corporate club division, they were not included in the calculation of the bonus targets or achievement for the corporate club bonus plan, including for Ms. Simmons.
*For a discussion of Corporate Club Adjusted EBITDA, see Appendix D.
Based on the above levels of achievement and the weighting of each applicable corporate performance goal, the cumulative performance level achieved with respect to the corporate performance goals and the resulting payout for Ms. Simmons was 93.41% of target for 2024.

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EXECUTIVE COMPENSATION
Actual achievement of the 2024 corporate performance goals, target bonus opportunity and overall payout, as applicable to Mses. Keating and Simmons and Messrs. Bode and Fitzgerald were as follows:

Named Executive Officer	Overall Bonus Payout (as a % of target)	Target Bonus Opportunity ($)	2024 Bonus Payment ($)

Colleen Keating	66.0%	1,500,000	990,433
Jay Stasz(1)	—%	—	—
Bill Bode(2)	66.0%	433,457	286,207
Jennifer Simmons	93.4%	330,000	308,254
Craig Benson(3)	—%	—	—
Thomas Fitzgerald(4)	66.0%	423,750	279,797
(1)Pursuant to the terms of his offer letter, Mr. Stasz was not entitled to bonus compensation for his employment in 2024. Mr. Stasz will be eligible to participate in the annual bonus plan starting for 2025.
(2)Mr. Bode’s target bonus for 2024 was blended based on the portions of the year that the applicable target bonus was in effect.
(3)Pursuant to the terms of his offer letter, as amended, Gov. Benson was not entitled to bonus compensation for his employment in 2024.
(4)Pursuant to the terms of his transition agreement, subject to his continued employment through December 31, 2024, Mr. Fitzgerald was entitled to receive his 2024 annual cash bonus, payable in accordance with the terms of the 2024 annual bonus plan.
Annual long-term incentive awards
The Company grants equity awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Incentive Plan (as amended, the “2015 Plan”). Each of our currently employed named executive officers is eligible to receive equity awards under our annual long-term incentive program. Our annual long-term incentive program is designed to promote stock ownership, tie realized compensation to stock price and financial performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of stockholders without promoting excessive risk-taking.
2024 changes to long-term incentive awards
To determine the size and component mix of the 2024 annual long-term incentive awards granted to our named executive officers, the compensation committee considered long-term incentive data from the Company’s peer group provided by Meridian. As in 2023, the 2024 annual long-term incentive awards consisted of 50% performance share units and 50% restricted stock units. Performance share units granted prior to 2024 are eligible to be earned based on achievement of a predetermined adjusted net income per share, diluted, target goal over a one-year performance period and, to the extent earned, vest in full after three years, generally subject to the named executive officer’s continued employment through the vesting date. To better align our executive compensation program with the interests of our stockholders and to encourage long-term value creation, the compensation committee significantly lengthened the performance period from one year to three years for the performance share unit awards granted in 2024. As in prior years, performance share units granted in 2024 are eligible to be earned based on achievement of a predetermined adjusted net income per share, diluted, target goal. This metric is critical to driving value for stockholders and is an important measure of performance for our long-term stockholders.

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EXECUTIVE COMPENSATION
The compensation committee granted the following annual long-term incentive awards to Mses. Keating and Simmons and Mr. Bode pursuant to the 2024 annual long-term incentive program:

	Restricted Stock Units(1)		Performance Share Units(1)

Name	Number of shares granted (#)	Grant date fair value ($)	Target number of units granted (#)	Grant date fair value ($)(2)

Colleen Keating	29,381	2,092,809	29,381	2,092,809
Jay Stasz(3)	—	—	—	—
Bill Bode	5,072	307,414	5,072	307,414
Jennifer Simmons	4,355	263,957	4,355	263,957
Craig Benson(4)	—	—	—	—
Thomas Fitzgerald(5)	—	—	—	—
(1)The 2024 annual long-term incentive awards to Mr. Bode and Ms. Simmons were granted on March 15, 2024. The 2024 annual long-term incentive awards to Ms. Keating were granted on June 10, 2024, with the number of restricted stock units and performance share units determined based on the closing price of the Company’s Class A common stock on the last trading day immediately preceding the grant date.
(2)Grant date fair value calculated assuming target performance.
(3)Mr. Stasz was not entitled to receive an annual long-term incentive award in 2024 due to his commencement of employment in November 2024.
(4)Gov. Benson did not receive any long-term incentive awards for his service as an employee in 2024.
(5)Mr. Fitzgerald did not receive any long-term incentive awards in 2024.
These restricted stock units granted to our named executive officers pursuant to the 2024 annual long-term incentive program vest over three years, in three equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. The performance share units granted to our named executive officers pursuant to the 2024 annual long-term incentive program have a three-year performance period and vest in full on the third anniversary of the grant date (subject to achievement of a pre-established adjusted net income per share, diluted, target for the performance period) and generally subject to continued employment through the vesting date. The number of shares of our Class A common stock issuable under the performance share units is determined based on the level at which the goal is achieved and can range from 0% to 200% of the shares subject to the award. The number of restricted stock units and performance share units issued are based on the fair market value of a share of our Class A common stock as determined by the closing share price of our Class A common stock on the grant date (assuming target performance, in the case of performance share units)(or the closing price on the last trading day immediately preceding the grant date, in the case of the 2024 annual long-term incentive awards to Ms. Keating).
Other 2024 cash and equity awards
In addition to the 2024 annual long-term incentive awards granted to our named executive officers described under “Annual long-term incentive awards,” the compensation committee granted the following incentive awards to Ms. Keating, Mr. Stasz and Gov. Benson in 2024:
•On June 10, 2024, in connection with the commencement of her employment, Ms. Keating is eligible to receive a sign-on bonus in the amount of $500,000 and received a make-whole equity grant of 73,453 restricted stock units of our Class A common stock with a grant date fair value of $5,232,057. Because Ms. Keating’s acceptance of the Company’s offer of employment as the Company’s Chief Executive Officer resulted in the forfeiture of certain compensation from her prior employer, the compensation committee determined to grant these awards to Ms. Keating as an incentive to accept our offer of employment and to offset the loss of such forfeited compensation. The sign-on bonus is payable in cash following the first

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EXECUTIVE COMPENSATION
anniversary of Ms. Keating’s employment start date, generally subject to her continued employment through such first anniversary, and the make-whole restricted stock unit grant vests over two years, in two equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. If Ms. Keating’s employment is terminated by the Company without cause or Ms. Keating resigns for good reason (as such terms are defined in the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”)), in each case, prior to the first anniversary of Ms. Keating’s employment start date, she will be entitled to receive payment of the sign-on bonus upon such termination and the make-whole restricted stock unit grant will vest in full.
•On November 4, 2024, in connection with the commencement of his employment, Mr. Stasz received a new hire grant of 3,168 restricted stock units of our Class A common stock, with a grant date fair value of $249,987 and 3,168 performance stock units of our Class A common stock, with a grant date fair value of $249,987 (assuming target performance). The compensation committee determined to grant these awards to Mr. Stasz as an incentive to accept our offer of employment. The new hire restricted stock unit grant vests over three years, in three equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. The new hire performance share unit grant has a three-year performance period and vests in full on March 15, 2027 (subject to achievement of a pre-established adjusted net income per share, diluted, target for the performance period) and generally subject to continued employment through the vesting date.
•As noted above, Gov. Benson did not receive any long-term incentive awards for his service as interim Chief Executive Officer in 2024. Upon his transition from employment in connection with Ms. Keating’s appointment as Chief Executive Officer, on June 10, 2024, Gov. Benson was granted 1,433 restricted stock units of our Class A common stock with a grant date fair value of $102,073, representing a pro-rated annual incentive equity grant under our non-employee director compensation program based on the portion of the year following the date Gov. Benson ceased to serve as our Interim Chief Executive Officer and continued to serve as a non-employee member of the Board. The restricted stock units vest in full on April 30, 2025, subject to Gov. Benson’s continued service as a member of the Board through the vesting date.
Stock ownership guidelines
Pursuant to our stock ownership guidelines for our non-employee directors and senior executive officers, (i) our chief executive officer is required to acquire and own stock or stock equivalents in an amount equal to five times her annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their annual base salary. Until the required ownership level is reached, senior executive officers are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options.
Our stock ownership guidelines provide that the following stock or stock equivalents count towards satisfaction of the guidelines: shares of our Class A common stock owned directly or otherwise beneficially owned by the director or executive officer or a member of her or his immediate family residing in the same household; shares of our Class A common stock underlying unvested restricted stock units; and vested common units of Pla-Fit Holdings, LLC.
All other unvested equity awards, vested stock options and unearned performance-based equity awards do not count towards satisfaction of the guidelines.
As of December 31, 2024, of our then current named executive officers, Mses. Keating and Simmons and Mr. Bode had met their applicable stock ownership requirement under these guidelines. The guidelines applicable to our non-employee directors are discussed in more detail under “Director Compensation” below.

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EXECUTIVE COMPENSATION
Retirement plans
All of our currently employed named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer a portion of their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to a maximum of 4% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.
Employee benefits and perquisites
All of our full-time employees, including our currently employed named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our currently employed named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, and other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, reimbursement of fees related to accounting services, relocation and temporary housing expenses, as applicable, and certain related tax equalization payments in certain circumstances. We also reimbursed Ms. Keating for her legal expenses in connection with negotiation of her employment arrangements with the Company. The value of these benefits, to the extent provided to a named executive officer, is included in the “All Other Compensation” column of the summary compensation table below.
Change in control and termination benefits
Each employment agreement or offer of employment, other than our offer letter with Gov. Benson, and our equity award plans and agreements establish, among other things, the executive’s benefits upon a termination of employment and/or a change in control. For a summary of these arrangements, see “—Potential Payments Upon Termination or Change in Control.”
In addition, effective as of July 1, 2021, the Company adopted the Severance Policy, as may be amended from time to time, which entitles executive officers and other key employees (including our currently employed named executive officers) to certain severance payments and benefits in the event of certain involuntary terminations, including enhanced severance payments and benefits in the event of certain involuntary terminations occurring on or within a specified time period following a change in control of the Company. Payments and benefits under the Severance Policy will be reduced by the amount of any severance or similar payments or benefits owed to an executive officer under an employment agreement or other arrangement with us and are subject to the executive officer’s compliance with certain non-competition and other restrictive covenants, and the other terms and conditions of the Severance Policy. The material terms of the Severance Policy are described in more detail under “—Potential Payments Upon Termination or Change in Control” below.
The compensation committee considers these severance and change in control benefits to be an important part of our executive compensation program and believes that they are consistent with competitive market practice. The compensation committee believes that providing appropriate severance benefits helps to attract and retain highly qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. Furthermore, the compensation committee believes these severance benefits provide our executive officers with a reasonable range of income protection in the event of an involuntary termination, support our executive retention goals and encourage the independence and objectivity of our executive officers in considering potential change-in-control transactions that may result in job loss to them. These arrangements also allow the Company to protect its interests through corresponding confidentiality, non-competition and other restrictive covenants in the event of an executive officer’s termination of employment.

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EXECUTIVE COMPENSATION
Other Compensation-Related Matters
Clawbacks; insider trading policy
Effective as of February 22, 2019, the Company adopted an Executive Compensation Recoupment Policy, or “clawback” policy, which is administered and enforced by the compensation committee, and applies to any cash or equity-based bonus or other cash or equity-based incentive granted by the Company to any of our executive officers. In the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements under the securities laws, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation paid or awarded by the Company to any current or former employee who is, or was, an “officer” of the Company for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each, an “Executive Officer”), the compensation committee may, in its discretion, seek reimbursement of any such compensation awarded or paid to the Executive Officer or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive Officer under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive Officer, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the compensation committee will determine, in its sole discretion, the amount, if any, by which the payment or award should be reduced or reimbursed. The compensation committee has sole discretion under the policy to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants.
As a result of the SEC’s final clawback rule adopted in October 2022, the Company adopted a second clawback policy in compliance with applicable rules and regulations of the SEC and NYSE listing standards (the “2023 Clawback Policy”). The 2023 Clawback Policy provides that, in the event of an accounting restatement (within the meaning of the 2023 Clawback Policy), the Company shall promptly seek recoupment of any cash-based and equity-based incentive compensation, bonuses, and awards received by any covered executive (i.e. any current or former Section 16 officer who served during the performance period applicable to the restatement) that were based, wholly or in part, upon the attainment of a financial reporting measure, subject to limited exceptions to the extent permitted by NYSE listing standards. Incentive compensation subject to recoupment under the 2023 Clawback Policy generally includes the excess of the amount of incentive-based compensation received by any Covered Executive during the three completed fiscal years immediately preceding the accounting restatement over the amount of incentive-based compensation that would have been received by the covered executive had such compensation been determined based on restated amounts in the restatement. A copy of the 2023 Clawback Policy is available on our website at http://investor.planetfitness.com and is filed as an exhibit to our Form 10-K. There will be no duplication of recoupment under the policies.
The Company maintains an insider trading policy applicable to our directors, officers, employees and certain other parties identified by the Company from time to time (collectively, “covered persons”) that we believe is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations, as well as the NYSE listing standards. In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in the Company’s securities. Among other things, our insider trading policy (i) prohibits trading by covered persons in our securities while aware of material non-public information about the Company, except under preapproved 10b5-1 trading plans, (ii) specifies our open quarterly trading windows (and who is subject to such windows), our pre-clearance procedures (and who is subject to such procedures) and requirements regarding preapproved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act, and (iii) prohibits any hedging, short sales and pledging transactions with respect to the Company’s securities by covered persons. Our insider trading policy was filed as Exhibit 19.1 to our 2024 Annual Report on Form 10-K filed with the SEC on February 25, 2025.

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EXECUTIVE COMPENSATION
Policies and practices related to the grant of certain equity awards
We generally grant annual equity-based awards in March of each year, in conjunction with our annual compensation review and approval process, although the exact timing may change from year to year. The compensation committee may also consider and approve interim grants at other times of the year for new hires and in connection with certain promotions, or grants made for retention or other purposes, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the compensation committee. The compensation committee does not grant equity awards in anticipation of the release of material non-public information, and we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation. In 2024, equity compensation for our named executive officers consisted solely of restricted stock units and performance share units; we did not grant stock options to our named executive officers in 2024.
Compensation risk assessment
During 2024, the compensation committee, in consultation with Meridian, assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
Enshalla Anderson, Chair
Stephen Spinelli, Jr.
Cammie Dunaway
Christopher Tanco

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EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2024, 2023 and 2022, as applicable to the named executive officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Colleen Keating(6) Chief Executive Officer	2024	519,231	—	9,417,675	—	990,433	52,933	10,980,272

Jay Stasz(7) Chief Financial Officer	2024	66,923	—	499,974	—	—	18,346	585,243

Bill Bode(8) Division President, US Franchise	2024	508,193	—	614,828	—	286,207	13,800	1,423,028
	2023	427,116	—	1,075,000	—	292,471	13,200	1,807,787
	2022	380,193	—	246,666	123,333	251,939	6,600	1,008,731
Jennifer Simmons(9) Division President, Corporate Clubs	2024	430,770	—	527,914	—	308,254	140,350	1,407,288
	2023	400,000	—	1,000,000	—	393,674	164,330	1,958,004
	2022	324,616	—	160,000	80,000	135,512	20,766	720,894
Craig Benson(10) Former Interim Chief Executive Officer	2024	120,192	—	102,073	—	—	62,242	284,507
	2023	63,462		115,000			54,312	232,774
Thomas Fitzgerald(11) Former Chief Financial Officer	2024	565,000	500,000	—	—	279,797	13,800	1,358,597
	2023	563,077	—	960,500	—	384,293	13,200	1,921,070
	2022	549,231	—	555,000	277,500	419,899	12,200	1,813,830
(1)For Mr. Fitzgerald, the amount represents a one-time retention bonus paid to him in 2024 as a result of his continued employment with us through August 31, 2024.
(2)Amounts represent the aggregate grant date fair value of restricted stock unit and performance share unit awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures, based on the fair market value of a share of our Class A common stock on the date of grant. The underlying valuation assumptions for these awards are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2023 and 2022. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. With respect to performance share units, which were granted to our named executive officers in 2024, the aggregate grant date fair value reported in the table above was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. The aggregate grant date fair value of the performance share unit awards granted in 2024, if maximum performance levels were achieved, would be $4,185,618, $499,974, $614,828, and $527,914 for Ms. Keating, Mr. Stasz, Mr. Bode, and Ms. Simmons, respectively. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.
(3)Amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for stock option grants are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2023 and 2022. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer.

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(4)Amounts represent annual bonuses earned by our named executive officers under our annual bonus plan for the relevant year, as applicable to each named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan.”
(5)Amounts shown in the “All Other Compensation” column for 2024 include the items set forth in the table below, as applicable to each named executive officer.
(6)Ms. Keating joined the Company as our Chief Executive Officer on June 10, 2024. No amounts are reported for Ms. Keating for 2023 or 2022 because she was not a named executive officer for such years.
(7)Mr. Stasz joined the Company on November 4, 2024 and was appointed as our Chief Financial Officer effective November 15, 2024. No amounts are reported for Mr. Stasz for 2023 or 2022 because he was not a named executive officer for such years.
(8)Mr. Bode served as our Division President, U.S. Franchise during 2024 and transitioned to the role of Chief Operating Officer effective March 3, 2025.
(9)Ms. Simmons served as our Division President, Corporate Clubs during 2024 and transitioned to the role of Chief Strategy Officer effective March 3, 2025.
(10)Gov. Benson began serving as an executive officer in September 2023 and ceased to serve as an employee and as Interim Chief Executive Officer effective as of June 10, 2024. The amounts for Gov. Benson reflect the salary payments received for his service as Interim Chief Executive Officer for the applicable portions of 2023 and 2024 he served in such role, and the restricted stock unit grants and cash retainers received for his service as a director on the Board for the applicable portions of 2023 and 2024 he served as a non-employee director on the Board. See “Director Compensation” for a description of our non-employee director compensation program.
(11)Mr. Fitzgerald ceased serving as our principal financial officer effective as of November 15, 2024 and remained an employee of the Company through December 31, 2024. Effective as of January 1, 2025, Mr. Fitzgerald transitioned to a consulting role with us through March 31, 2025.

	All Other Compensation

Name	401(K) Company Match Contributions ($)(1)	Tax Equalization Payments ($)(2)	Payment of Accrued Vacation Time ($)(3)	Payment of Relocation & Temporary Housing Expenses ($)(4)	Director Fees ($)(5)	Other ($)(6)	Total ($)

Colleen Keating	—	17,933	—	—	—	35,000	52,933
Jay Stasz	—	1,753	—	16,593	—	—	18,346
Bill Bode	13,800	—	—	—	—	—	13,800
Jennifer Simmons	8,162	32,188	—	100,000	—	—	140,350
Craig Benson	—	12,247	11,106	—	38,889	—	62,242
Thomas Fitzgerald	13,800	—	—	—	—	—	13,800
(1)Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)For Ms. Keating, represents a tax gross-up on the reimbursement of her legal fees incurred in connection with negotiation of her employment arrangements with the Company. Mr. Stasz, represents a tax gross-up on his relocation payment amount. For Ms. Simmons, represents a tax gross-up on her relocation payment amount. For Gov. Benson, represents certain tax equalization payments made to him to offset self-employment and other additional taxes incurred with respect to 2024 compensation as a result of his treatment as a partner rather than an employee for U.S. tax purposes.
(3)Represents the payment of accrued but unused vacation time to Gov. Benson in connection with his resignation of employment as Interim Chief Executive Officer.
(4)Represents a relocation payment amount for Ms. Simmons in connection with her relocation to the Hampton, New Hampshire area in connection with her responsibilities as Division President, Corporate Clubs and reimbursement of relocation expenses as well as temporary housing assistance for Mr. Stasz in connection with his relocation to the Hampton, New Hampshire area in connection with his commencement of employment.
(5)Represents cash retainers paid to Gov. Benson for his service as a director on the Board after his resignation as our Interim Chief Executive Officer in June 2024.
(6)Represents the reimbursement of legal expenses Ms. Keating incurred in connection with negotiation of her employment arrangements with the Company.

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EXECUTIVE COMPENSATION
Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2024 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(5)

Name	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)

Colleen Keating	6/10/2024	375,000	1,500,000	3,000,000
	6/10/2024				14,690	29,381	58,762			2,092,809
	6/10/2024							29,381		2,092,809
	6/10/2024							73,453	(6)	5,232,057
Jay Stasz	11/4/2024				1,584	3,168	6,336			249,987
	11/4/2024							3,168		249,987
Bill Bode	3/15/2024	108,364	433,457	866,914
	3/15/2024				2,536	5,072	10,144			307,414
	3/15/2024							5,072		307,414
Jennifer Simmons	3/15/2024	82,500	330,000	660,000
	3/15/2024				2,177	4,355	8,710			263,957
	3/15/2024							4,355		263,957
Craig Benson(7)	6/10/2024							1,433		102,073

Thomas Fitzgerald(8)	3/15/2024	105,938	423,750	847,500

(1)Represents annual cash bonus opportunities granted under our annual bonus plan. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan” above, each named executive officer, other than Mr. Stasz and Gov. Benson, was eligible to receive a target annual bonus equal to a percentage of her or his annual base salary for 2024.
(2)Under the 2024 annual bonus plan, amounts shown in the “Threshold” column represent 25% of the named executive officer’s target bonus amount and amounts shown in the “Maximum” column represent 200% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.
(3)Represents threshold, target and maximum potential future payouts under the performance share units granted to our named executive officers in 2024. The performance share units have a three-year performance period ending December 31, 2026 and vest in full, if at all, on the third anniversary of the grant date (or March 15, 2027 for Mr. Stasz) subject to achievement of pre-established performance metrics over the performance period and generally subject to the named executive officer’s continued employment through the vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.
(4)Represents restricted stock units granted to our named executive officers in 2024. The restricted stock units granted to Gov. Benson were granted in respect of his service as a non-employee director on the Board and vest in full on April 30, 2025, generally subject to his continued service as a director on the Board through the vesting date. The restricted stock units granted to our named executive officers, other than Gov. Benson, vest over three years (except as noted for Ms. Keating in footnote (6) below), in equal annual installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.

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EXECUTIVE COMPENSATION
(5)With respect to restricted stock units granted to each of our named executive officers, reflects the grant date fair value of the equity awards granted in 2024 determined in accordance with FASB ASC Topic 718. With respect to performance share units for each of our named executive officers, reflects the grant date fair value determined in accordance with FASB ASC Topic 718 and based on the probable outcome of the performance conditions associated with such awards at the date of grant. See footnote (2) to the “Summary Compensation Table.”
(6)Represents restricted stock units granted to Ms. Keating as a make-whole equity award. These restricted stock units vest over two years, in equal annual installments beginning on the first anniversary of the grant date, generally subject to Ms. Keating’s continued employment through the applicable vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Other 2024 cash and equity awards”.
(7)Pursuant to the terms of his offer letter, as amended, Gov. Benson was not eligible to receive a bonus or any equity awards for his service as Interim Chief Executive Officer in 2024.
(8)Mr. Fitzgerald did not receive any equity awards for his service as an employee in 2024.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment agreements
Each of our currently employed named executive officers is party to an employment agreement or offer letter with us. The material terms of the agreements are as follows:
Base salaries, performance bonus opportunities and other benefits
Pursuant to her employment agreement, Ms. Keating is entitled to an annual base salary of $1,000,000. Ms. Keating is also eligible to earn an annual cash bonus, with an initial target of 150% of her annual base salary (without proration for the 2024 calendar year), based upon the achievement of performance goals determined by our Board or the compensation committee. Ms. Keating was entitled to receive certain new hire incentive equity awards pursuant to the terms of her employment agreement, which equity awards were granted in 2024 as described above under “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”. Ms. Keating is also eligible to receive a sign-on bonus in the amount of $500,000, payable on the first regular Company payroll date following the first anniversary of her employment start date, generally subject to her continued employment through such first anniversary. If Ms. Keating’s employment is terminated by the Company without cause or Ms. Keating resigns for good reason (as such terms are defined in the Severance Policy), in each case, prior to the first anniversary of Ms. Keating’s employment start date, she will be entitled to receive payment of the sign-on bonus upon such termination. In addition, Ms. Keating’s employment agreement provides for reimbursement of her expenses related to her relocation to the Hampton, New Hampshire area, in an amount up to $100,000, and reimbursement of her legal fees incurred in connection with the negotiation of her employment agreement, in an amount up to $35,000.
Pursuant to his employment agreement, Mr. Stasz is entitled to an annual base salary of $580,000. Effective January 1, 2025, Mr. Stasz is also eligible to earn an annual cash bonus, with an initial target of 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. Mr. Stasz was entitled to receive certain new hire incentive equity awards pursuant to the terms of his employment agreement, which equity awards were granted in 2024 as described above under “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Other 2024 cash and equity awards”. In addition, Mr. Stasz’s employment agreement provides for reimbursement of his expenses related to his relocation to the Hampton, New Hampshire area, in an amount up to $100,000, and a temporary housing stipend of $6,500 per month for ten (10) months following his employment start date.
Pursuant to his employment agreement, Mr. Bode is entitled to an annual base salary, which has subsequently been increased, most recently to $575,000 in 2024. Mr. Bode is also eligible to earn an annual cash bonus, with an initial target, which was subsequently increased to 75% of his annual base salary for 2024 and which has subsequently been increased to 90% of his annual base salary, effective July 8, 2024, based upon the achievement of performance goals determined by our Board or the compensation committee. Mr. Bode transitioned to the role of Chief Operating Officer effective March 3, 2025.

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Pursuant to her employment agreement, Ms. Simmons is entitled to an annual base salary, which has subsequently been increased, most recently to $440,000 in 2024. Ms. Simmons is also eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 75% of her annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In 2024, Ms. Simmons also received a one-time cash payment amount of $100,000, together with a tax gross-up on such amount, to assist with her expenses related to her relocation to the Hampton, New Hampshire area in connection with her responsibilities as Division President, Corporate Clubs. Ms. Simmons transitioned to the role of Chief Strategy Officer effective March 3, 2025.
Mses. Keating and Simmons and Messrs. Stasz and Bode may also be entitled to payments and benefits upon certain terminations of employment under the Severance Policy, which are described below under “—Potential Payments Upon Termination or Change in Control.”
Resignation of Gov. Benson
Prior to his resignation as Interim Chief Executive Officer in June 2024, pursuant to the terms of his offer letter, as amended, Gov. Benson was entitled to an annual base salary of $250,000 for his service as our Interim Chief Executive Officer. Gov. Benson was not eligible to earn an annual cash bonus or to receive any special or annual long-term incentive awards under the terms of his offer letter, as amended. Gov. Benson transitioned from his position as our Interim Chief Executive Officer in June 2024 in connection with Ms. Keating’s appointment as Chief Executive Officer, and Gov. Benson continues to serve as a non-employee director on the Board. Except for payment of his accrued but unused vacation time, Gov. Benson did not receive any payments or benefits in connection with his transition from employment. Following his transition from employment, Gov. Benson received compensation for his service as a non-employee director on the Board during 2024 pursuant to our non-employee director compensation program, which is described under “Director Compensation.”
Transition of Mr. Fitzgerald
Mr. Fitzgerald ceased serving as the Company’s principal financial officer in November 2024 in connection with Mr. Stasz’s appointment to this position. Mr. Fitzgerald remained employed with the Company through December 31, 2024 to assist with the transition of his duties, and, starting January 1, 2025, serves in a consulting role with the Company through March 31, 2025. Prior to Mr. Fitzgerald’s retirement as of December 31, 2024, pursuant to his employment agreement, Mr. Fitzgerald was entitled to an annual base salary, which was increased to $565,000. Mr. Fitzgerald was also eligible to earn an annual cash bonus, with a target of 75% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee. In November 2023, Mr. Fitzgerald entered into a retention bonus agreement with the Company, pursuant to which he earned a one-time cash retention bonus of $500,000 in 2024 as a result of his continued employment with the Company through August 31, 2024.
On August 5, 2024, Mr. Fitzgerald entered into a transition agreement and consulting agreement with the Company. Pursuant to the transition agreement, Mr. Fitzgerald agreed to remain employed with the Company through December 31, 2024, and, as a result of his continued employment through such date, he was eligible to receive his 2024 annual cash bonus, payable in accordance with the terms of our annual bonus plan on the date that bonuses were paid to active employees of the Company. Pursuant to the terms of the consulting agreement, effective January 1, 2025, Mr. Fitzgerald serves as a consultant to the Company and is entitled to a consulting fee of $10,000 per month through March 31, 2025 for his services. In addition, any outstanding equity-based awards held by Mr. Fitzgerald will continue to vest in accordance with their terms during the period he provides consulting services to the Company. Pursuant to the consulting agreement, if the Company terminates Mr. Fitzgerald’s consulting services without cause prior to March 31, 2025, any equity awards held by Mr. Fitzgerald that would otherwise have vested by their terms on or before March 31, 2025 will become vested as of the date of such termination.

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EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2024 Year-End
The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2024.

		Option Awards				Stock Awards

Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Colleen Keating	6/10/2024					73,453	(4)	7,262,298
	6/10/2024					29,381	(5)	2,904,899
	6/10/2024								58,762	(6)	5,809,799
Jay Stasz	11/4/2024					3,168	(5)	313,220
	11/4/2024								6,336	(6)	626,440
Bill Bode	10/11/2016	9,863	—	19.81	10/11/2026
	3/31/2017	16,335	—	19.27	3/31/2027
	4/2/2018	5,185	—	36.42	4/2/2028
	4/9/2019	2,086	—	70.44	4/9/2029
	3/6/2020	2,241	—	64.35	3/6/2030
	3/19/2021	5,220	1,741	78.35	3/19/2031
	3/15/2022	1,456	1,457	83.04	3/15/2032
	3/19/2021					757	(7)	74,845
	3/15/2022					743	(7)	73,460
	3/15/2023					1,903	(5)	188,150
	12/4/2023					4,640	(4)	458,757
	3/15/2024					5,072	(5)	501,469
	3/15/2022					1,271	(6)	125,664
	3/15/2023					2,916	(6)	288,305
	3/15/2024								10,144	(6)	1,002,937

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EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Jennifer Simmons	3/19/2021	—	786	78.35	3/19/2031
	3/15/2022	—	945	83.04	3/15/2032
	3/19/2021					333	(7)	32,924
	3/15/2022					482	(7)	47,655
	3/15/2023					1,770	(5)	175,000
	12/4/2023					4,317	(4)	426,822
	3/15/2024					4,355	(5)	430,579
	3/15/2022					824	(6)	81,469
	3/15/2023					2,712	(6)	268,135
	3/15/2024								8,710	(6)	861,158
Thomas Fitzgerald	3/19/2021	—	2,424	78.35	3/19/2031
	3/15/2022	—	3,277	83.04	3/15/2032
	3/19/2021					1,049	(7)	103,715
	3/15/2022					1,671	(7)	165,212
	3/15/2023					4,250	(5)	420,198
	3/15/2022					2,859	(6)	282,669
	3/15/2023					6,515	(6)	644,138
Craig Benson	6/10/2024					1,433	(8)	141,681
(1)Stock options are subject to time-based vesting and vest over four years, in equal annual installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(2)In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)In each case, the market value is based on the closing price of $98.87 per share of our Class A common stock as of December 31, 2024, the last trading day of 2024, as reported on the NYSE.
(4)Represents restricted stock units that are subject to time-based vesting and vest over two years, in equal annual installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms of the 2024 restricted stock units, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.
(5)Represents restricted stock units that are subject to time-based vesting and vest over three years, in equal annual installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms of the 2024 restricted stock units, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.

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EXECUTIVE COMPENSATION
(6)Represents performance share units granted in 2022, 2023 and 2024, as applicable. Performance share units granted in 2022 and 2023 have a one-year performance period ending on December 31, 2022 and December 31, 2023, respectively, and vest in full on the third anniversary of the grant date, subject to achievement of pre-established performance metrics and generally subject to the named executive officer’s continued employment through the vesting date. The number of performance share units reported in the table for the awards granted in 2022 and 2023 is the number of units that were earned based on performance (85.6% of target for 2022 and 102.2% of target for 2023). Performance share units granted in 2024 have a three-year performance period ending on December 31, 2026 and vest in full, if at all, on the third anniversary of the grant date (or March 15, 2027 for Mr. Stasz) subject to achievement of pre-established performance metrics and generally subject to the named executive officer’s continued employment through the vesting date. Under applicable SEC rules, the number of performance share units reported in the table for the awards granted in 2024 is calculated assuming that maximum performance is achieved for future years and that 200% of the target award will be earned. For a detailed description of the vesting terms of the 2024 performance share units, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual long-term incentive awards” and “—Other 2024 cash and equity awards”.
(7)Represents restricted stock units that are subject to time-based vesting and vest over four years, in equal annual installments, beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date.
(8)Represents restricted stock units granted to Gov. Benson in respect of his service as a non-employee director following his cessation of employment as Interim Chief Executive Officer that are subject to time-based vesting and vest on April 30, 2025, generally subject to Gov. Benson’s continued service as a director on the Board through the vesting date.
Option Exercises and Stock Vested
The following table shows information regarding the options exercised and vesting of stock awards held by our named executive officers during our 2024 fiscal year.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares realized on vesting (#)	Value realized on vesting ($)(2)

Colleen Keating	—	—	—	—
Jay Stasz	—	—	—	—
Bill Bode	—	—	6,915	597,098
Jennifer Simmons	8,155	294,786	5,936	526,799
Craig Benson(3)	—	—	1,383	81,127
Thomas Fitzgerald	16,848	284,214	4,509	274,937
(1)For stock options, the value realized represents the difference between the price of our Class A common stock at the time of exercise and the exercise price of the stock option multiplied by the number of options exercised.
(2)Reflects the value of restricted stock units that vested in 2024, based on the closing price of our Class A common stock as reported on the NYSE on the vesting date.
(3)Reflects the value of restricted stock units granted to Gov. Benson in respect of his service as a director on the Board prior to his appointment as Interim Chief Executive Officer.
Pension Benefits and Nonqualified Deferred Compensation
None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2024 fiscal year or prior years.

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Potential Payments Upon Termination or Change in Control
Executive Severance & Change in Control Policy
Each of our currently employed named executive officers is and, prior to his retirement on December 31, 2024 Mr. Fitzgerald was, eligible to participate in the Severance Policy. Receipt and retention of any payments or benefits under the Severance Policy is conditioned upon the named executive officer’s timely and effective execution of a separation agreement containing a release of claims in favor of us, and continued compliance with the non-competition, non-solicitation and confidentiality obligations contained in the Severance Policy and in any other agreement with us.
Under the Severance Policy, an “involuntary termination” is any termination of employment by us other than for cause (as defined in the Severance Policy) or by the named executive officer for good reason (as defined in the Severance Policy) and excludes any termination of employment by reason of death or disability. In advance of the effective date of the Severance Policy, each of Messrs. Bode and Fitzgerald and Ms. Simmons entered into a letter agreement with us acknowledging that the terms of the Severance Policy superseded any and all terms in their respective employment agreements that are otherwise covered by the Severance Policy, and that in no event would the named executive officer receive duplicate benefits. From and after the effective date of the Severance Policy, each new hire to whom the Severance Policy applies, including Ms. Keating and Mr. Stasz, acknowledges its applicability in conjunction with the acceptance of terms set forth in their respective employment offer letters. Any provisions in employment agreements with our named executive officers not addressed in the Severance Policy remain in full force and effect.
In the event of a named executive officer’s involuntary termination that does not occur upon or within 24 months following a change in control (as defined in the Severance Policy), the Severance Policy provides for the following payments and benefits:
(a)base salary continuation (for Ms. Keating, in an amount equal to 200% of her base salary, payable as salary continuation and for each of Messrs. Stasz and Bode and Ms. Simmons (and Mr. Fitzgerald, prior to his retirement), in an amount equal to 100% of her or his base salary, payable as base salary continuation);
(b)a lump sum cash payment equal to a pro-rated portion of the named executive officer’s annual cash bonus for the calendar year in which the involuntary termination occurs, determined pursuant to the annual cash bonus plan;
(c)if the named executive officer is enrolled in a medical, dental and/or vision plan sponsored by us immediately prior to the separation date, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and
(d)the named executive officer’s time-based equity awards that would have otherwise vested within the 12 months following her or his termination of employment will remain outstanding and eligible to vest for 12 months following her or his termination of employment, with other unvested incentive equity awards granted by the Company forfeited without consideration, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will retain the right to receive shares that have vested or will vest within 12 months following the separation date in accordance with the terms of any such awards.
In the event of a named executive officer’s involuntary termination that occurs upon or within 24 months following a change in control, the Severance Policy provides for the following payments and benefits:
(a)a lump sum cash payment equal to a multiple of base salary (for Ms. Keating, 300% and for each of Messrs. Stasz and Bode and Ms. Simmons (and Mr. Fitzgerald, prior to his retirement),150%);
(b)a lump sum cash payment equal to 100% of the named executive officer’s target annual cash bonus for the calendar year in which the change in control occurs;
(c)if the named executive officer is enrolled in a medical, dental and/or vision plan sponsored by us immediately prior to the separation date, a lump sum cash payment equal to our monthly portion of the premium for such enrollment multiplied by 12; and

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EXECUTIVE COMPENSATION
(d)immediate vesting of all unvested time-based and performance-based equity awards, with performance-based equity awards vesting at target, except that, with respect to any performance-based equity awards for which the performance period has concluded at the time of the involuntary termination but that have not yet been paid, the named executive officer will instead be paid in accordance with the terms of any such awards.
The Severance Policy provides for a Section 280G “better of provision” such that payments or benefits that each of our named executive officers receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after tax payment amount for such named executive officer than if he or she had been paid the full amount of such payments or benefits, with such amount subject to the excise tax.
The severance payments and other benefits described above under the Severance Policy will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us that are not otherwise superseded by the Severance Policy.
Employment Agreement with Ms. Keating
Under Ms. Keating’s employment agreement, if Ms. Keating’s employment is terminated by the Company without cause or Ms. Keating resigns for good reason (as such terms are defined in the Severance Policy), in each case, prior to the first anniversary of Ms. Keating’s employment start date, in addition to any amounts due to her under the Severance Policy, she will be entitled to receive payment of her $500,000 sign-on bonus and her make-whole equity grant of 73,453 restricted stock units will vest in full, in each case, subject to Ms. Keating’s timely and effective execution of a separation agreement in a form acceptable to the Company.
Equity Awards
Pursuant to the stock option, performance share unit and restricted stock unit award agreements under the 2015 Plan, upon termination of employment, any unvested stock options, performance share units or restricted stock units then held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or, if earlier, until the end of the original term of the option.
Pursuant to the terms of the Severance Policy and/or the applicable named executive officer’s employment agreement, our named executive officers may be entitled to additional and/or accelerated vesting of equity awards in the event of certain involuntary terminations of employment, as described above.
Restrictive covenants
Receipt and retention of benefits under the Severance Policy is conditioned on the named executive officer’s compliance with covenants not to compete with us or to solicit our franchisees, employees or other service providers during employment and for the duration of the applicable “severance period” following termination of employment. Under the Severance Policy, the “severance period” is the number of months equal to 12 times the percentage of base salary the named executive officer is eligible to receive in the event of an involuntary termination (whether payable as salary continuation or in a lump sum). For example, an entitlement to 300% of base salary would result in a severance period of 36 months. The Severance Policy also includes covenants relating to confidentiality and non-disparagement.
Pursuant to each of their respective employment agreement, Mses. Keating and Simmons and Messrs. Stasz, Bode and Fitzgerald are bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for one year following termination of employment.

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EXECUTIVE COMPENSATION
Estimated severance payments
The following table sets forth the estimated dollar value of the payments and benefits that would have become payable to each of our currently employed named executive officers in each of the potential termination scenarios, assuming the applicable triggering event had occurred on December 31, 2024. Except for payment of his accrued but unused vacation time, Gov. Benson did not receive any payments or benefits in connection with his transition from employment. Mr. Fitzgerald did not receive any payments or benefits in connection with his transition from employment. The payments and benefits that Mr. Fitzgerald is entitled to receive under the terms of his consulting agreement entered into in connection with his transition are described above under “Transition of Mr. Fitzgerald.” The calculations of the value of the equity awards use the closing price per share of our Class A common stock as reported on the NYSE as of December 31, 2024, the last trading day of 2024, which was $98.87 per share.

Named Executive Officer	Executive Payments and Benefits Upon Separation	Involuntary Termination without Cause or Termination by Executive for Good Reason Without Change in Control ($)(1)	Involuntary Termination without Cause or Termination by Executive for Good Reason With Change in Control ($)(2)

Colleen Keating	Severance	2,990,433	4,500,000
	Equity Awards	4,599,449	13,072,097
	Health Benefits	13,961	13,961
	Total	7,603,843	17,586,058
Jay Stasz	Severance	580,000	1,305,000
	Equity Awards	104,407	626,440
	Health Benefits	17,447	17,447
	Total	701,854	1,948,887
Bill Bode	Severance	861,207	1,380,000
	Equity Awards	1,201,386	2,528,304
	Health Benefits	19,869	19,869
	Total	2,082,462	3,928,173
Jennifer Simmons	Severance	748,254	990,001
	Equity Awards	920,496	2,064,307
	Health Benefits	19,735	19,735
	Total	1,688,485	3,074,043
(1)Represents the cash amount payable or the value of accelerated vesting, as applicable, upon an eligible termination event pursuant to the Severance Policy and/or Ms. Keating’s employment agreement, as applicable, based on the assumptions set forth above. For purposes of the performance share awards granted in 2022 for which the performance period ended prior to December 31, 2024, because the performance period was complete at the time of the hypothetical termination of employment and the shares would otherwise have vested within 12 months following the separation date, the performance share units remain outstanding in accordance with their terms, but are not subject to accelerated vesting. No amounts are included in respect of performance share awards granted in 2023 because such shares would not have otherwise vested within 12 months following the separation date and no amounts are included in respect of performance share awards granted in 2024 because the performance period had not concluded on or prior to December 31, 2024 and therefore, such awards would have been forfeited without consideration.
(2)Represents the cash amount payable or the value of accelerated vesting, as applicable, upon an eligible termination event pursuant to the Severance Policy and/or Ms. Keating’s employment agreement, as applicable, based on the assumptions set forth above. For purposes of the performance share awards granted in 2022 and 2023 for which the performance period ended prior to December 31, 2024, because the performance period was complete at the time of the hypothetical termination of employment, the performance share units remain outstanding in accordance with their terms, but are not subject to accelerated vesting. For purposes of the performance share awards granted in 2024, because the performance period had not concluded on or prior to December 31, 2024, the amount includes the value of accelerated vesting of the performance stock units assuming target performance.

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EXECUTIVE COMPENSATION
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, we are providing the following disclosure regarding the relationship between executive compensation actually paid and certain financial performance of the Company for our principal executive officer (“PEO”) and our named executive officers other than our PEO (“Non-PEO NEOs”) for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s core compensation objectives, refer to “Executive Compensation – Compensation Discussion and Analysis” above.

Year	Summary Compensation Table Total for PEO($)(1)			Compensation Actually Paid to PEO($)(2)			Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment based on:		Net Income (loss) (in thousands) ($)(7)	Adjusted EBITDA (in thousands) ($)(8)

	Keating	Benson	Rondeau	Keating	Benson	Rondeau			Total Stockholder Return ($)(5)	Peer Group Total Stockholder Return ($)(6)

2024	10,980,272	284,507	—	14,730,499	324,115	—	1,193,539	1,703,606	132.39	125.31	174,243	487,710
2023	—	232,774	5,691,513	—	218,733	(5,287,218)	2,124,369	1,671,381	97.75	98.62	147,035	435,376
2022	—	—	5,644,947	—	—	3,968,988	1,073,495	338,939	105.52	83.90	110,456	365,834
2021	—	—	9,272,049	—	—	11,946,934	2,079,985	2,429,979	121.29	110.75	46,122	222,310
2020	—	—	3,717,285	—	—	905,478	968,084	709,662	103.95	89.54	(15,204)	118,841
(1)Represents the total from the Summary Compensation Table for Mr. Rondeau for the years 2020-2023, for Gov. Benson for the years 2023-2024 and for Ms. Keating for 2024. In 2020, Mr. Rondeau’s salary was reduced and his annual bonus was not paid as a result of the COVID-19 pandemic. Mr. Rondeau served as our PEO during the periods reflected in this table from January 1, 2020 until September 15, 2023. Gov. Benson served as our PEO from September 15, 2023 until June 10, 2024. Ms. Keating served as our PEO from June 10, 2024 through December 31, 2024. In 2023, severance was paid to Mr. Rondeau pursuant to the terms of the Severance Policy.
(2)Represents the amount of compensation actually paid to Mr. Rondeau for the years 2020-2023 to Gov. Benson for the years 2023-2024, and to Ms. Keating for 2024, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts. In 2023, Mr. Rondeau forfeited portions of his unvested equity awards as a result of his separation from the Company.
(3)Represents the average total from the Summary Compensation Table in each applicable year for the Non-PEO NEOs, which are comprised of: for 2024: Messrs. Stasz, Bode and Fitzgerald, and Ms. Simmons; for 2023: Messrs. Hymes, Fitzgerald and Bode, and Ms. Simmons; for 2022: Messrs. Fitzgerald and Bode, Ms. Simmons, Dorvin Lively and Jeremy Tucker; for 2021: Messrs. Lively, Fitzgerald, Bode and Tucker; and for 2020: Messrs. Lively, Fitzgerald, Tucker, and Craig Miller. In 2023, severance was paid to Mr. Hymes pursuant to the terms of the Severance Policy. In 2022, Messrs. Lively and Tucker did not receive annual bonuses, and severance was paid to Mr. Tucker pursuant to the terms of the Severance Policy. In 2020, salaries were reduced and annual bonuses were not paid as a result of the COVID-19 pandemic.
(4)Represents the average amount of compensation actually paid to the Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K. The chart below details the additions to and deductions from the Summary Compensation Table totals to calculate the compensation actually paid amounts. In 2023, Mr. Hymes forfeited portions of his unvested equity awards as a result of his separation from the Company. In 2022, Messrs. Lively and Tucker forfeited portions of their unvested prior year equity awards as a result of Mr. Lively’s retirement and Mr. Tucker’s separation from the Company.
(5)Represents the cumulative total return on $100 invested in the Company’s Class A common stock as of the last day of public trading of the Company’s Class A common stock in fiscal year 2019 through the last day of public trading of the Company’s Class A common stock in the applicable fiscal year for which the cumulative total return is reported. The Company did not pay dividends for any of 2024, 2023, 2022, 2021 or 2020.
(6)Represents the cumulative total return on $100 invested as of the last day of public trading in fiscal year 2019 through the last day of public trading in the applicable fiscal year for which the cumulative total return is reported. The peer group used for this purpose is the Invesco Dynamic Leisure & Entertainment ETF (“PEJ”), the same peer group used for purposes of Item 201(e) of Regulation S-K. The return of this index is calculated assuming reinvestment of dividends during the period presented.

56	Planet Fitness Proxy Statement 2025

EXECUTIVE COMPENSATION
(7)Represents net income (loss) disclosed in our Annual Report on Form 10-K for the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
(8)Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix D.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the applicable PEO’s total compensation for each year to determine the compensation actually paid to her or him for the relevant year:
Keating

Year	Summary Compensation Table Total for PEO ($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end ($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end ($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year ($)(2)	Forfeitures of prior year awards fair value ($)(2)	Compensation Actually Paid to PEO ($)

2024	10,980,272	(9,417,675)	13,167,902	—	—	—	14,730,499
Benson

Year	Summary Compensation Table Total for PEO ($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end ($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end ($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year ($)(2)	Forfeitures of prior year awards fair value ($)(2)	Compensation Actually Paid to PEO ($)

2024	284,507	(102,073)	141,681	—	—	—	324,115
2023	232,774	(115,000)	100,959	—	—	—	218,733
Rondeau

Year	Summary Compensation Table Total for PEO ($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end ($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end ($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year ($)(2)	Forfeitures of prior year awards fair value ($)(2)	Compensation Actually Paid to PEO ($)

2023	5,691,513	(3,670,001)	592,760	(361,082)	(649,001)	(6,891,407)	(5,287,218)
2022	5,644,947	(3,486,501)	3,331,394	(986,978)	(533,874)	—	3,968,988
2021	9,272,049	(5,809,811)	6,994,560	1,092,643	397,493	—	11,946,934
2020	3,717,285	(2,997,000)	2,941,909	197,648	(2,954,364)	—	905,478
(1)Represents the grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.
(2)Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year. The valuation assumptions used to calculate the fair values of options, restricted stock units, and performance share units include the stock price as of the applicable measuring date and, in the case of performance share units, the probable outcome of the performance conditions as of the applicable measuring date (or actual performance results approved by the compensation committee as

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EXECUTIVE COMPENSATION
of the applicable vesting date). Otherwise, the valuation assumptions used to calculate fair values did not materially differ from those used in our disclosures of fair value as of the grant date.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid:

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Fair value of equity awards granted from Summary Compensation Table ($)(1)	Fair value of current year equity awards at year-end ($)(2)	Change in fair value of prior years’ awards unvested at fiscal year-end ($)(2)	Change in fair value of prior years’ awards that vested in current fiscal year ($)(2)	Forfeitures of prior year awards fair value ($)(2)	Compensation Actually Paid to Non-PEO NEOs ($)

2024	1,193,539	(410,679)	632,867	250,857	37,022	—	1,703,606
2023	2,124,369	(1,112,000)	840,851	(70,204)	(37,661)	(73,974)	1,671,381
2022	1,073,495	(436,179)	275,618	(18,902)	25,452	(580,545)	338,939
2021	2,079,985	(892,298)	1,073,811	127,536	40,945	—	2,429,979
2020	968,084	(481,125)	431,966	28,357	(237,620)	—	709,662
(1)Represents the average grant date fair value of equity-based awards granted each year as reported in the “Stock Awards” and “Option Awards” column of the Summary Compensation Table for the applicable year.
(2)Reflects the average value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each period presented. The equity award adjustments for each applicable year include the same methodology described above for the PEO.
Relationship between Compensation Actually Paid and Performance Measures
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our net income (loss) during the five most recently completed fiscal years:

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EXECUTIVE COMPENSATION
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO NEOs, and our Adjusted EBITDA during the five most recently completed fiscal years:

Compensation Actually Paid vs Adjusted EBITDA
Adjusted EBITDA (in millions)
$500
$450
$400
$350
$300
$250
$200
$150
$100
Compensation Actually Paid (in millions)
$15
$10
$5
$0
$(5)
2020
2021
2022
2023
2024
PEO CAP (Keating)
PEO CAP (Benson)
PEO CAP (Rondeau)
Non-PEO NEO CAP
Adjusted EBITDA

(1)Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. For a discussion of Adjusted EBITDA and a reconciliation of GAAP net income (loss) to Adjusted EBITDA, see Appendix D.
The cumulative total return of the Company’s Class A common stock at the end of fiscal year 2024 as compared to the end of fiscal year 2019 was $132.39 as compared to $125.31 for the peer group presented for this purpose (the PEJ).
The amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Company’s cumulative total stockholder return over the five years presented in the table. Compensation actually paid is significantly impacted by changes in our stock price due to the fact that long-term equity incentive awards generally comprise a substantial portion of our named executive officers’ compensation and compensation actually paid includes the change in fair value for all equity awards that were outstanding and unvested at year-end or awards that vested during the year.

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EXECUTIVE COMPENSATION
The following chart compares compensation actually paid to (i) the cumulative total return on $100 invested as of the end of fiscal year 2019 in the Company’s Class A common stock and (ii) the weighted cumulative total return on $100 invested as of the end of fiscal year 2019 for the PEJ, in each case, for the five most recently completed fiscal years:

Compensation Actually Paid vs TSR

$150
$125
$100
$75
$50
Total Shareholder Return
$15
$10
$5
$0
$(5)
Compensation Actually Paid (in millions)
2020
2021
2022
2023
2024
PEO CAP (Keating)
PEO CAP (Benson)
PEO CAP (Rondeau)
Non-PEO NEO CAP
Planet Fitness TSR
PEJ TSR

Financial Performance Measures
The performance metrics listed below represent the most important metrics we use to link compensation actually paid to our named executive officers for 2024 to the Company’s performance:
•Adjusted EBITDA (our Company Selected Measure under Item 402(v) of Regulation S-K)
•Adjusted net income per share, diluted
•System wide same club sales
As further described above under “Executive Compensation – Compensation Discussion and Analysis,” our variable compensation includes annual incentives based, in part, on achievement of Adjusted EBITDA performance goals and performance share units are based on our adjusted net income per share, diluted. Stock options granted in prior years only have value if the price of our Class A common stock appreciates after grant.

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EXECUTIVE COMPENSATION
Pay Ratio Disclosure Rule
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer. In determining the median employee, we prepared a list of all of our full-time, part-time and temporary employees as of December 31, 2024. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees, including all corporate headquarters employees and in-club employees, other than our Chief Executive Officer. We annualized the compensation of those full-time and part-time employees that were not employed for the full year of 2024. We also annualized the total compensation of our Chief Executive Officer, whose employment began in June 2024, as described in more detail below. As of December 31, 2024, we had 140 non-U.S. employees, accounting for less than 5% of our total employees, all of whom were located in Canada and Spain. In accordance with the rules that allow for non-U.S. employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee,” we excluded all 140 employees located in Canada and Spain. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2024, we had a total of 4,172 employees, excluding our Chief Executive Officer, 4,032 of whom were based in the U.S. and were included for purposes of identifying the median employee.
Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $19,936.
For 2024, the total compensation for our Chief Executive Officer was $10,980,272, as identified in the Summary Compensation Table above. Since Ms. Keating was appointed as our Chief Executive Officer effective June 10, 2024, we annualized her base salary and added the disclosed values of her Stock Awards, Non-Equity Incentive Plan Compensation, and All Other Compensation to arrive at a value of $11,461,041 for purposes of the total compensation amount used for this pay ratio disclosure.
The resulting ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer) is estimated to be approximately 575:1.
In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

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PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis beginning on page 29 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 31, 2024. The Board of Directors is asking stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the stockholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As described in detail in the section titled “Compensation Discussion and Analysis,” we maintain an executive compensation program that ties pay to performance and seeks to:
•Link a significant portion of executive compensation, both short and long-term, to the achievement of company strategic goals and performance metrics that contribute to the Company’s growth and success;
•Base executive compensation on external market data and several internal factors such as experience, individual performance, importance of the applicable role to the organization and internal equity;
•Provide a substantial portion of executive compensation in the form of long-term incentives subject to performance objectives and vesting periods to hold our executive team accountable to the Company’s long-term objectives and health of the organization, including our franchisees;
•Provide a substantial portion of executive compensation in equity-based incentives that align with the interests of our stockholders and maintain stock ownership guidelines to ensure our executives operate with a stockholder mindset;
•Carefully assess our compensation structure to strike a balance between incentivizing our executives and responsible risk management; and
•Provide transparent communication and disclosure of our executive compensation practices to our stockholders and provide programs with clear performance measures and line of sight to our team.
The Board is asking stockholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our stockholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

62	Planet Fitness Proxy Statement 2025

PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
On March 12, 2025, the Board approved the adoption of the Planet Fitness, Inc. 2025 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval. If approved by stockholders at the Annual Meeting, the Plan will replace the Planet Fitness, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Prior Plan”) as the source of equity awards granted on or after the date of the Annual Meeting, and no additional equity awards will be granted under the Prior Plan following the Annual Meeting date. We have proposed the Plan in order to replace the Prior Plan, which will expire in accordance with its terms on July 27, 2025. The Plan authorizes the issuance of up to 5,300,000 shares of our common stock, plus up to 381,700 shares underlying awards granted and outstanding under the Prior Plan that again become available for grant per the terms of the Prior Plan. We will also still maintain the 2018 Planet Fitness Employee Stock Purchase Program.
Reasons for Seeking Stockholder Approval
If approved, the Plan will enable the Company to continue to provide stock-based incentives that align the interests of the Company’s employees, directors, consultants and advisors with those of our stockholders by motivating its key employees and other service providers to achieve long-term results and rewarding them for their achievements; and to attract and retain the types of employees, directors, consultants and advisors who will contribute to the Company's long-term success.
The Company believes that equity-based compensation is a critical part of its compensation program because equity awards promote stock ownership, tie realized compensation to stock price and financial performance, and encourage retention of our key service providers. Stockholder approval of the Plan would allow us to continue to attract and retain talented employees, directors, consultants and advisors with equity incentives, and to incentivize such service providers to focus on long-term Company performance and increasing stockholder value.
Our incentive equity program currently consists of time-based restricted stock units and performance share units. Time-based restricted stock units serve as a valuable retention incentive and typically vest based on continued employment or service over a specified time period. Performance share units vest based on the achievement of key financial objectives and, for awards granted in 2024, have a three-year performance period. Our practice of granting equity awards to our non-employee directors is described in more detail under “Director Compensation” and our practice of granting equity awards to our named executive officers is described in more detail under “Executive Compensation.” We believe that equity awards have been and will continue to be critical to our success.
Considerations of the Board in Making its Recommendation
In determining to approve the Plan, the Board received advice from Meridian, the compensation committee’s independent compensation consultant, and considered a number of factors, including the following:
•Ability to Grant Future Equity Awards. The Prior Plan will expire in accordance with its terms on July 27, 2025. If the Plan is not approved, we will not be able to continue to make equity awards, which we believe are necessary to meet our expected new hire, incentive and retention needs.

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
•Historical Grant Practices. The Board considered the Company’s historical equity grant practices. In granting awards under the Prior Plan, we have responsibly managed our burn rate and overhang. In 2022, 2023, and 2024, the Company granted equity awards in respect of 295,174 shares, 216,738 shares, and 222,776 shares, respectively, under the Prior Plan (assuming target performance with respect to awards subject to performance-based vesting), for an annual equity burn rate of 0.35%, 0.25%, and 0.26%, respectively. This level of equity awards represents a three-year average burn rate of 0.29%. Equity burn rate is calculated by dividing the total number of shares subject to equity awards granted during the applicable fiscal year by the total number of shares outstanding at the end of the fiscal year. Our burn rate does not include the 2018 Planet Fitness Employee Stock Purchase Program. As of February 28, 2025, there were 890,536 shares available for issuance under the 2018 Planet Fitness Employee Stock Purchase Program.
•Forecasted Grant Practices. We expect that the proposed number of shares available for issuance under the Plan will provide us with enough shares for equity awards for the next several years, assuming we continue to grant awards consistent with our current practices and further dependent on the future price of our common stock, hiring activity during this period, and cancellations and forfeitures of outstanding awards during this period.
•Awards Outstanding Under Existing Grants and Dilutive Impact. As of February 28, 2025, we have outstanding stock options covering 86,953 shares at a weighted average exercise price of $52.07 per share and a weighted average remaining term of 1.0 year, outstanding time-based restricted stock units covering 202,395 shares, and outstanding performance share units covering 95,640 shares (assuming target performance), which in the aggregate represents approximately 0.46% of our fully diluted outstanding shares. The dilutive impact of the additional 5,300,000 shares that would be available for issuance under the Plan if this proposal is approved increases the overhang percentage by an additional 6.27% to approximately 6.73%, based on our fully diluted outstanding shares as of February 28, 2025.
Good Corporate Governance Principles
The Board believes the Plan will promote the interests of stockholders and is consistent with principles of good corporate governance, including:
•No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the Plan must have an exercise or base price that is not less than the closing price of the underlying common stock on the date of grant.
•No Repricing. Other than in connection with a corporate transaction affecting the Company, the Plan prohibits any repricing of stock options or SARs without obtaining stockholder approval.
•Limits on Non-Employee Director Compensation. The Plan limits the amount of compensation payable to non-employee directors for their service on the Board in any year.
•No Liberal Share Recycling. Shares underlying stock options and other awards issued under the Plan will not be recycled into the share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.
•No Reload Awards. The Plan prohibits the grant of “reload” options.
•No Dividends on Unvested Awards. Dividends and dividend equivalents may not be paid on a current basis on unvested awards.
Material Terms of the Plan
The following summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Effective Date; Duration of the Plan
The Plan will become effective upon approval by the Company's stockholders and will remain in effect until the tenth anniversary of the date it is approved by our stockholders, pursuant to this Proposal 4, unless terminated earlier by the Board. Awards outstanding on the date the Plan terminates will continue in accordance with their terms.

64	Planet Fitness Proxy Statement 2025

PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
Plan Administration
The Plan will be administered by the compensation committee. The compensation committee will have the authority to, among other things, interpret the Plan and any awards under the Plan, determine who will be granted awards under the Plan, determine the terms and conditions of each award, and take action as it determines to be necessary or advisable for the administration of the Plan. The compensation committee may delegate to one or more of its members (or one or more members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine and, to the extent permitted by law, may delegate certain of its duties, powers and responsibilities to officers, employees and other persons. As used in this summary, the term “compensation committee” refers to the compensation committee, the Board or any authorized delegates, as applicable.
Eligibility
The compensation committee may grant awards to any key employee, director, consultant or advisor of the Company and its affiliates. Only employees of the Company or certain affiliates are eligible to receive incentive stock options. Approximately 400 employees, 7 non-employee directors, no consultants, and no advisors would be eligible to participate in the Plan if it were in place as of February 28, 2025.
Shares Available for Awards; Limits on Awards
Subject to the adjustment provisions of the Plan, the Plan authorizes the issuance of up to 5,300,000 shares of common stock, plus the number of shares of common stock underlying any award granted under the Prior Plan that, on or after the date the Plan was approved by the Board, again becomes available for grant under the terms of the Prior Plan (not to exceed 381,700 shares) (the “Share Pool”). Up to the total number of shares available for awards to employee participants under the Plan may be issued upon the exercise of incentive stock options. As of February 28, 2025, the closing price of our common stock was $92.55.
Under the Plan, any shares of stock underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of shares will not reduce the Share Pool. All shares withheld by the Company in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding requirements will reduce the Share Pool. Shares issued in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the Share Pool.
Shares that may be delivered under the Plan may be authorized but unissued shares of our common stock, treasury stock or previously issued shares of our common stock reacquired by the Company.
In the case of a non-employee director, with respect to her or his services as a director, the aggregate value of all compensation granted or paid to the director by the Company with respect to any calendar year, including equity awards, may not exceed $750,000 ($1,000,000 in the aggregate with respect to a non-employee chairperson of the Board or lead director). This limitation does not apply to any compensation granted or paid for services other than as a non-employee director, including as a consultant or advisor to us or any of our affiliates.
Types of Awards That May Be Granted
Subject to the limits in the Plan, the compensation committee has the authority to set the size and type of award and any vesting or performance conditions. The types of awards that may be granted under the Plan are: stock options (including both incentive stock options (ISOs) and nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, unrestricted stock, stock units, including restricted stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain types of awards under the Plan, but will be subject to the same risk of forfeiture as applies to the underlying award.
Stock Options
A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. A stock option granted under the Plan may be either an ISO or an NSO. ISOs and NSOs are taxed differently, as described below under “Certain Federal Income Tax Consequences of Awards Under the Plan.” Under the Plan, the exercise price of a stock option may not be less than 100% of the closing price of a share of our common stock on the grant date (or, if no closing price is

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
reported for that date, the closing price on the immediately preceding date on which a closing price was reported) (or 110% in the case of an ISO granted to a ten percent shareholder). The compensation committee may not grant awards that provide for automatic “reload” grants of additional stock options.
Stock Appreciation Rights (SARs)
A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or in shares of common stock of equivalent value) equal to the excess of the fair market value of the shares of common stock subject to the right over the base value from which appreciation under the SAR is to be measured. Under the Plan, the base price of a SAR may not be less than 100% of the closing price of a share of our common stock on the grant date (or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported). The compensation committee may not grant awards that provide for automatic “reload” grants of additional SARs.
Restricted Stock
Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.
Restricted Stock Units
A stock unit is an unfunded and unsecured promise, denominated in shares of common stock, to deliver common stock or cash measured by the value of common stock in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions.
Performance Awards
A performance award is an award subject to performance vesting conditions, which may include performance criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an award.
Other Stock-Based Awards
The compensation committee may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to terms and conditions as are determined by the compensation committee as set out in an award agreement.
Vesting; Terms of Awards
The compensation committee has the authority to determine the terms and conditions of all awards granted under the Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which a stock option or SAR remains exercisable, and the effect of termination of a participant’s employment or service on awards. The compensation committee has the authority to accelerate the vesting and exercisability of any award under the Plan.
Transferability of Awards
Except as the compensation committee may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.
Adjustments upon Changes in Capitalization
In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the compensation committee will make appropriate adjustments to the maximum number of shares of common stock that may be delivered under the Plan and to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to awards and any other provision of awards affected by such change.
Covered Transactions
Under the Plan, a Covered Transaction is defined as any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company, or (iv) any other similar transaction the compensation committee determines to be a Covered Transaction.
In the event of a Covered Transaction, except as otherwise provided in an award agreement, the compensation committee may in its discretion provide (1) (i) for the assumption or continuation of some or all outstanding awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor; (2) for the cash payment, with respect to some or all awards or any portion thereof, equal in the case of each affected award or portion thereof to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award or such portion, over (B) the aggregate exercise or purchase price, if any, under the award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of common stock) and other terms, and subject to such conditions, as the compensation committee determines; and/or (3) the acceleration of exercisability or delivery of shares in respect of any award, in full or in part. Except as the compensation committee may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the Covered Transaction, other than awards that are substituted for, assumed, or that continue following the Covered Transaction.
Amendment or Termination of the Plan
The compensation committee may amend or terminate the Plan as to any future grants of award at any time. However, any amendments to the Plan will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements. The Plan will terminate on the tenth anniversary of the date of adoption, unless previously terminated by the compensation committee.
Amendment of Awards
The compensation committee may amend the terms of any one or more awards at any time. However, the compensation committee may not amend an award so as to materially and adversely affect a participant's rights under the award without the participant's consent, unless the compensation committee expressly reserved the right to do so at the time the award was granted.
Clawback and Recoupment
The compensation committee may recover awards made under the Plan and payments or shares of common stock delivered under or gain in respect of any award in accordance with any applicable Company clawback, recoupment or similar policy or policies, including the Company’s Executive Compensation Recoupment Policy and the Company’s Policy for Recoupment of Incentive Compensation, as such policy or policies may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards.
Certain Federal Income Tax Consequences of Awards under the Plan
The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences, nor does it address employment tax or other federal tax consequences, except as noted.
Nonqualified Stock Options (NSOs)
In general, the grant of an NSO will not result in taxable income to the participant upon grant. The participant will recognize ordinary income at the time of exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. The Company will generally be entitled to a corresponding deduction for tax purposes, subject to the limitations provided in the Code. Gains or losses realized by the participant upon the subsequent sale of the shares acquired on exercise will be treated as capital gains or losses.

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
Incentive Stock Options (ISOs)
In general, the grant of an ISO will not result in taxable income to the participant upon grant or exercise. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant.
Generally, if the participant does not sell the shares acquired on exercise of an ISO within two years from the date of grant and one year from the date of exercise then on the sale of the shares, any gain or loss realized upon a subsequent sale of such shares will be taxed as long-term capital gain or loss for which the Company is not entitled to a deduction.
If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the value of the shares at the time of exercise less the exercise price, and the Company will generally be entitled to a corresponding deduction, subject to the limitations provided in the Code. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction.
Stock Appreciation Rights (SARs)
The grant of a SAR will not itself result in taxable income to the participant, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will recognize ordinary income equal to the amount of any cash received and the fair market value of any shares received, and the Company will generally be entitled to a corresponding deduction, subject to the limitations provided in the Code. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.
Unrestricted Stock Awards
A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code.
Restricted Stock Awards
Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), a participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant will recognize ordinary income equal to the excess of the fair market value of the shares at that time over the amount paid for the shares, if any, and the Company will generally be entitled to a corresponding deduction, subject to the limitations provided in Code.
However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. If the participant makes an effective election under Section 83(b) of the Code, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will generally be entitled to a corresponding deduction, subject to the limitations provided in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.
For purposes of determining capital gain or loss on a sale of shares awarded under the Plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
Restricted Stock Units
The grant of a restricted stock unit award will not itself result in taxable income to the participant. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company, subject to the limitations provided in the Code), unless the participant has made a proper election to defer receipt of the shares under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.
New Plan Benefits
No awards have been granted to date under the Plan. All future awards under the Plan will be granted in amounts and to individuals as determined by the compensation committee in its sole discretion. Therefore, the type, number, recipients and other terms of such awards under the Plan are not determinable at this time.
The following table sets forth the awards that were granted to each of our named executive officers, our other executive officers as a group, our non-employee directors as a group, and all other employees as a group under the Prior Plan during 2024. The number of performance share units listed in the table below is based on the number of shares that may be delivered under the awards assuming the applicable performance conditions are achieved at target levels.

Name and Position	Number of Restricted Stock Units	Number of Performance Share Units

Named Executive Officers
Colleen Keating Chief Executive Officer	102,834	29,381
Jay Stasz Chief Financial Officer	3,168	3,168
Bill Bode Chief Operating Officer	5,072	5,072
Jennifer Simmons Chief Strategy Officer	4,355	4,355
Craig Benson Former Interim Chief Executive Officer	1,433	—
Thomas Fitzgerald Former Chief Financial Officer	—	—
Other Executive Officers as a Group	1,352	1,352
Non-Employee Directors as a Group (except Gov. Benson)	18,648	—
All Other Employees as a Group	21,079	21,507
Required Vote
Approval of this Proposal 4 requires a majority of the votes cast affirmatively or negatively on the matter to be cast “for” this Proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the voting of this Proposal.

The Board recommends a vote FOR the approval of the Planet Fitness, Inc. 2025 Omnibus Incentive Plan.

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PROPOSAL 4: APPROVAL OF THE PLANET FITNESS, INC. 2025 OMNIBUS INCENTIVE PLAN
Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2024:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares(1)	Weighted Average Exercise Price of Outstanding Options, warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)

Equity compensation plans approved by security holders	390,039	$52.64	6,797,936
Equity compensation plans not approved by security holders	—	—	—
Total	390,039	$52.64	6,797,936
(1)Total reflects outstanding stock options, restricted stock units and performance share units granted pursuant to the Prior Plan and the 2018 Planet Fitness Employee Stock Purchase Program as of December 31, 2024.
(2)Outstanding restricted stock units and performance stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation.

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PROPOSAL 5: APPROVAL OF CHARTER AMENDMENTS REMOVING SUPERMAJORITY VOTING REQUIREMENTS
After careful review and consideration of our corporate governance principles and stockholder feedback, our Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Charter in a Second Restated Certificate of Incorporation (the “Second Restated Charter”) to provide for the removal of the Supermajority Voting Requirements (as defined below) from the Charter.
Currently, Article VIII1 (Amendments to the Certificate of Incorporation and Bylaws) of the Charter requires the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of our then outstanding shares of common stock entitled to vote thereon, voting as a single class, to make, alter, amend, repeal or adopt our Bylaws and the following provisions of our Charter. We refer to the voting standard applicable to the Bylaws and the provisions listed below as the “Supermajority Voting Requirements.”
•Article IV (Capitalization)
•Article V (Board of Directors)
•Article VI (Limitation of Director Liability)
•Article VII(a) (Meetings of Stockholders - No Action By Written Consent)
•Article VII(b) (Meetings of Stockholders - Special Meetings of Stockholders)
•Article VIII (Amendments to the Certificate of Incorporation and Bylaws)
•Article IX (Business Combinations)
•Article X (Renouncement of Corporate Opportunity)
•Article XI (Exclusive Jurisdiction for Certain Actions)
After reviewing the advantages and disadvantages of the Supermajority Voting Requirements, including feedback received from our stockholders, the Board has determined it is in the best interests of the Company and its stockholders to amend the Charter to remove the Supermajority Voting Requirements in favor of a majority voting standard (the “Supermajority Amendments”). The Board believes the Supermajority Amendments would enhance our stockholders’ ability to participate in corporate governance and would align the Company with recognized best practices in corporate governance.
The description of the Supermajority Amendments is qualified in its entirety by reference to the text of the proposed revisions, which are set forth in Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs.
1 Due to a scrivener’s error in our Charter, the following Articles are improperly numbered: Article VIII (Amendments to the Certificate of Incorporation and Bylaws) is numbered Article IX, Article IX (Business Combinations) is numbered Article X, Article X (Renouncement of Corporate Opportunity) is numbered Article XI and Article XI (Exclusive Jurisdiction for Certain Actions) is numbered Article XII.

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PROPOSAL 5: APPROVAL OF CHARTER AMENDMENTS REMOVING SUPERMAJORITY VOTING REQUIREMENTS
If approved by our stockholders, the Second Restated Charter reflecting the removal of all Supermajority Voting Requirements would become effective upon its filing with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting. As a result, at future meetings of the Company’s stockholders, the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote thereon will be required to amend, alter, change or repeal all provisions of the Second Restated Charter and amendments to the Bylaws by stockholders. The Board’s right to make, alter, amend, or repeal provisions of the Bylaws without seeking approval of the stockholders will remain unchanged.
Approval of this Proposal 5 requires the affirmative vote of shares representing at least seventy-five percent (75%) of the voting power of all of the outstanding shares of the stock of the Company as of the Record Date entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as a vote “Against” this proposal.
The approval of this Proposal 5 is not conditioned upon the approval of Proposal 6 or Proposal 7 (Proposal 5, Proposal 6, and Proposal 7 collectively, the “Charter Amendment Proposals”). If our stockholders approve this Proposal 5, the Company will file the Second Restated Charter with the Delaware Secretary of State that includes the Supermajority Amendments corresponding to this proposal, as well as other related non-substantive conforming changes, which will become effective upon filing. If our stockholders do not approve this Proposal 5, the changes related to the Supermajority Amendments described in this proposal will not take effect.

The Board recommends a vote FOR the Charter Amendments Removing Supermajority Voting Requirements.

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PROPOSAL 6: APPROVAL OF CHARTER AMENDMENTS REMOVING OBSOLETE PROVISIONS
Our Charter currently contains several provisions related to the equity ownership of our former controlling stockholder TSG Consumer Partners, LLC and its affiliates (the “Former Stockholder”). These provisions, which we refer to as the “Former Stockholder Provisions,” detail certain rights, privileges and protections of the Former Stockholder, and are no longer applicable since the Former Stockholder no longer beneficially owns the requisite ownership threshold required for these rights, privileges and protections to apply. The Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Charter to provide for the removal of the Former Stockholder Provisions (the “Obsolete Provisions Amendment”). The Board of Directors believes that removal of the Former Stockholder Provisions reflects proper corporate hygiene and minimizes any potential future confusion regarding stockholder rights.
Among other things, the Former Stockholder Provisions:
•Permit our stockholders to remove directors with or without cause, at any time the Former Stockholder owns a majority of the then outstanding shares of our Common Stock;
•Prevent stockholder actions to be taken by written consent at any time the Former Stockholder owns a majority of the then outstanding shares of our Common Stock;
•Permit our Former Stockholder to call a special meeting of stockholders at any time the Former Stockholder owns at least 50% of the then outstanding shares of our Common Stock;
•Permit our stockholders to amend, alter, change or repeal the Supermajority Voting Requirements by the affirmative vote of a majority of the votes cast, at any time the Former Stockholder owns a majority of the then outstanding shares of our Common Stock; and
•Exempt our Former Stockholder from the renouncement of certain corporate opportunities.
Removing the Former Stockholder Provisions from the Charter will have no effect on the rights of stockholders. If the Obsolete Provisions Amendment is approved by our stockholders, then the Company will remove potentially confusing provisions and unnecessary references from the Charter that no longer have any effect.
The description of the Obsolete Provisions Amendment is qualified in its entirety by reference to the text of the proposed revisions, which are set forth in Appendix C. Additions are indicated by underlining, and deletions are indicated by strike-outs.
Approval of this Proposal 6 requires the affirmative vote of shares representing at least seventy-five percent (75%) of the voting power of all of the outstanding shares of the stock of the Company as of the Record Date entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as a vote “Against” this proposal.

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PROPOSAL 6: APPROVAL OF CHARTER AMENDMENT REMOVING OBSOLETE PROVISIONS
The approval of this Proposal 6 is not conditioned upon the approval of any other Charter Amendment Proposals. If our stockholders approve this Proposal 6, the Company will file the Second Restated Charter with the Delaware Secretary of State that includes the Obsolete Provisions Amendment corresponding to this proposal, as well as other related non-substantive conforming changes, which will become effective upon filing. If our stockholders do not approve this Proposal 6, the changes related to the Obsolete Provisions Amendment described in this proposal will not take effect.

The Board recommends a vote FOR the Charter Amendments Removing Obsolete Provisions.

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PROPOSAL 7: APPROVAL OF CHARTER AMENDMENT LIMITING THE LIABILITY OF CERTAIN OFFICERS
After careful consideration, the Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, amendments to the Company’s Charter to provide for the elimination or limitation of monetary liability of certain officers of the Company for breach of the duty of care in certain actions to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”) (such amendment, the “Officer Exculpation Amendment”). Consistent with Delaware law, our Charter already eliminates the monetary liability of directors for breaches of the fiduciary duty of care, to the fullest extent permitted by the DGCL. In August 2022, Section 102(b)(7) of the DGCL was amended to permit corporations to amend their certificates of incorporation to eliminate or limit monetary liability for certain officers for breach of the duty of care in certain actions.
The Board believes that the Officer Exculpation Amendment, which adds authorized liability protection for certain officers that is generally consistent with the protection currently afforded our directors, is necessary and advisable to continue to attract and retain experienced and qualified officers. The Board believes that aligning the protections available to our officers with those that have been afforded to our directors would empower the officers to exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability.
The Officer Exculpation Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders but would not eliminate officers' monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under the Charter, the Officer Exculpation Amendment would not limit the liability of officers for: (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law or (iii) any transaction from which the officer derived an improper personal benefit.
If this proposal is approved by our stockholders, the Charter will be amended to include a new article in its entirety as set forth below (with additions shown as underlined)
Article VII -- Limitation of Officer Liability
To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of officers, no officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of an officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, modification or repeal. If, after this Second Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability or officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.
Approval of this Proposal 7 requires a majority of the votes cast affirmatively or negatively on the matter to be cast “for” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

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PROPOSAL 7: APPROVAL OF CHARTER AMENDMENT LIMITING LIABILITY OF CERTAIN OFFICERS
The approval of this Proposal 7 is not conditioned upon the approval of any other Charter Amendment Proposals. If our stockholders approve this proposal, the Company will file with the Delaware Secretary of State the Second Restated Charter that includes the Officer Exculpation Amendment corresponding to this proposal, as well as other related non-substantive conforming changes, which will become effective upon filing. If our stockholders do not approve this Proposal 7, the changes related to the Officer Exculpation Amendment described in this proposal will not take effect.

The Board recommends a vote FOR the Charter Amendment Limiting the Liability of Certain Officers.

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PROPOSAL 8: STOCKHOLDER PROPOSAL REGARDING EEO-1 REPORT DISCLOSURE POLICY
In accordance with SEC rules, we have set forth below a stockholder proposal and supporting statement jointly submitted by the New York City Teachers’ Retirement Systems and the New York City Police Pension Fund (together, the “NYCRS”). The text of the stockholder’s resolution and the statement that the stockholder furnished to us in support thereof appear below, exactly as submitted, and we are not responsible for inaccuracies or omissions therein.
EE0-1 Report Disclosure Policy
Resolved: Shareholders request that the Board of Directors adopt a policy requiring Planet Fitness, lnc. ("Planet Fitness") to publicly disclose its Consolidated EEO-1 Report, a comprehensive breakdown of its workforce by race, ethnicity and gender (the "EEO- I Report"), which Planet Fitness is required to submit annually to the U.S Equal Employment Opportunity Commission (EEOC). The policy should require that Planet Fitness annually disclose its EEO-1 Report on its website and in its proxy statement.
Supporting Statement
Planet Fitness's 2023 ESG Report asserts: "As a people-first organization built on the promise of Judgement Free values, we are committed to fostering an internal culture and environment where everyone can thrive. We continue to advance our DE&I strategy, focusing on new initiatives and programs that support each of our strategic pillars."'
We also believe that employees of color and women can contribute to improved company performance. In 2020, a McKinsey study found that companies in the top quartile of gender diversity on executive teams were 25% more likely to experience above-average profitability than peer company diversity laggards, and that there is an even higher likelihood of outperformance among companies with more ethnically diverse executive teams.2
The EEO-1 Report breaks down a company's U.S. workforce by race, ethnicity and gender according to 10 employment categories, including senior management, defined to incorporate individuals within two reporting levels of the CEO.
Planet Fitness discloses aggregate percentages of "non-male"s and separately, of racial/ethnic groups in multiple company-specific job categories.3 EEO-1 Report disclosure, however, would provide investors with more consistent information, in a decision-useful format, including:
•Standardized, quantitative, and reliable data in categories as defined by the EEOC, that is comparable across companies and industries, enabling investors to assess the representation of employees of color and women at various levels of Planet Fitness;
•Specific data on senior management diversity; and
•Particularized data that allows investors to assess the representation of specific racial and ethnic groups by gender, such as Black female employees, in a job category and to make meaningful, year-over-year comparisons.
Disclosure of its EEO-1 Report is a cost-effective means for Planet Fitness to demonstrate diversity performance. Planet Fitness already collects the data and submits it to the EEOC. The proposal neither prevents nor discourages Planet Fitness from disclosing any other information that management believes reflect its organizational structure or demonstrates its commitment to diversity and inclusion.

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PROPOSAL 8: STOCKHOLDER PROPOSAL REGARDING EEO-1 REPORT DISCLOSURE POLICY
(1)https://downloads.ctfassets.net/nhduxlsunsu5/0pK4R9Mc57y8nDGtRRS6c/733e2b858b66a58be5l97426fOI4d9b4/PFESGReportfulldraft-9046.pdf
(2)https://www.mckinsev.com/featured-insights/diversity-and-inclusion/diversity-wins-how-inc1usion-matters
(3)https://downloads.ctfassets.net/nhduxlsunsu5/0pK4R9Mc57y8nDGtRRS6c/733e2b858b66a58be5197426f014d9b4/PFESGReportfulldraft-904b.pdf
EEO-I Report disclosure will bring Planet Fitness into line with virtually all S&P 100 companies, and nearly 400 of the S&P 500 companies, which disclose or have committed to disclose their EEO-1 Report, including acknowledged peers, Domino's Pizza and Choice Hotels International.
Other shareholders have agreed. In 2021, New York City Retirement Systems' EEO- I shareholder proposals at DuPont and Union Pacific received 84% and 86% support, respectively.
We ask shareholders to vote FOR this proposal.
Board Response: Planet Fitness is committed to employing a blue-ribbon team that also resembles the communities in which we operate. We strive to create a Judgement Free environment where all team members and members feel accepted, respected, and like they belong. We believe that a variety of thoughts, perspectives, experiences, and backgrounds within our workforce makes us stronger and is core to who we are as a brand. We work to foster inclusion and belonging across our organization and disclose workforce representation across ethnic/racial groups, gender and employee level. These principles are engrained in our culture, and we believe are reflected in our workforce at both our club support center as well as our clubs. While the Board takes no position on the NYCRS proposal, it believes the demographic information we disclose in our annual ESG report provides the relevant information our key stakeholders need to understand the makeup of our workforce.
Approval of this Proposal 8 requires a majority of the votes cast affirmatively or negatively on the matter to be cast “for” the proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 8. Stockholders should note that approval of this proposal would not, by itself, result in the adoption of a policy pursuant to which the Company would publicly disclose its EEO-1 Report. The Board would need to take subsequent action to adopt any such policy.

The Board takes no position on the Stockholder Proposal Regarding EEO-1 Report Disclosure Policy.

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DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for their service during 2024. Gov. Benson was not eligible to receive compensation for his service as a director during the period in which he served as the Company’s Interim Chief Executive Officer. The compensation received by Gov. Benson for his service as a director following his cessation of employment as Interim Chief Executive Officer in June 2024 is included in the Summary Compensation Table above.

Name	Fees Earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)

Stephen Spinelli, Jr.	142,500	114,953	257,453
Frances Rathke	95,000	114,953	209,953
Cammie Dunaway	95,000	114,953	209,953
Enshalla Anderson	90,000	114,953	204,953
Christopher Tanco	92,500	114,953	207,453
Bernard Acoca	82,500	114,953	197,453
Christopher Rondeau(3)	—	—	—
(1)Each director, except Mr. Acoca, elected to receive shares of Class A common stock in lieu of her or his respective annual cash retainer in 2024.
(2)Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2024, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the fair market value of a share of Class A common stock on the date of grant. The underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As of December 31, 2024, each of Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco, and Mr. Acoca held 1,921 unvested restricted stock units and Mr. Rondeau held no unvested restricted stock units.
(3)Mr. Rondeau resigned from the Board on February 15, 2024 and did not receive any compensation with respect to his service as a director in 2024 under our Non-Employee Director Compensation Policy.

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DIRECTOR COMPENSATION
Non-Employee Director Compensation Program
Pursuant to our non-employee director compensation program as in effect for 2024, each non-employee member of our Board was eligible to receive an annual cash retainer payment of $70,000 and an annual grant of restricted stock units with a targeted grant date fair market value of $115,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the grant date, subject to the director’s continued service as a member of our Board through the vesting date. Under this program, as in effect for 2024, eligible directors received the following additional cash retainers on an annual basis for service as the Board chair—$55,000; audit committee chair—$25,000; compensation committee chair—$20,000; and nominating and corporate governance committee chair—$15,000. Eligible directors also received annual cash retainers for service as members of the audit committee—$12,500; members of the compensation committee—$10,000; and members of the nominating and corporate governance committee—$7,500. Pursuant to our non-employee director compensation program, eligible directors may elect to receive fully vested shares of Class A common stock in lieu of their annual cash retainer payments. In 2024, each director, other than Gov. Benson and Mr. Acoca, made such an election.
On February 19, 2025, the Board, upon recommendation of the compensation committee and after the compensation committee’s consultation with Meridian, approved updates to our non-employee director compensation program, to become effective as of April 1, 2025, in order to better align our program with those of our peer companies used for compensation setting purposes. Pursuant to the updated non-employee director compensation program, each non-employee member of our Board will be eligible to receive an annual cash retainer payment of $70,000 and an annual grant of restricted stock units with a targeted grant date fair market value of $145,000. The annual grant of restricted stock units vests in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to the director’s continued service as a member of our Board through the applicable vesting date. The annual grant of restricted stock units is prorated for directors whose appointment or election is effective at a time other than the Company’s annual meeting of stockholders. Under this program, eligible directors will receive the following additional cash retainers on an annual basis for service as the Board chair—$125,000 (in the form of 50% cash and 50% restricted stock units); audit committee chair—$30,000; compensation committee chair—$25,000; and nominating and corporate governance committee chair—$20,000. Eligible directors will also receive annual cash retainers for service as members of the audit committee—$12,500; members of the compensation committee—$ 10,000; and members of the nominating and corporate governance committee—$7,500. Pursuant to our non-employee director compensation program, eligible directors may elect to receive fully vested shares of Class A common stock in lieu of their annual cash retainer payments.
The Board has adopted stock ownership guidelines applicable to our non-employee directors and senior executive officers, described above, under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual cash retainer for our non-employee directors. Until the required ownership level is reached, directors are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of December 31, 2024, each of our non-employee directors had achieved their minimum holding requirements.

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EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 10, 2025.

Name	Age	Position

Colleen Keating	56	Chief Executive Officer and Director
Jay Stasz	57	Chief Financial Officer
Bill Bode	64	Chief Operating Officer
Brian Povinelli	55	Chief Marketing Officer

COLLEEN KEATING
Chief Executive Officer
Colleen Keating has served as the Company’s Chief Executive Officer since June 2024. Ms. Keating previously served as CEO of FirstKey from February 2020 until May 2024, the fourth largest single-family rental home property management company in the United States, where she led the strategic direction of the business, implemented significant brand-aligned digital strategies, helped drive platform cost reduction and improved the overall resident experience. Prior to joining FirstKey, Ms. Keating served as the Chief Operating Officer, Americas of IHG from March 2018 until February 2020, where she oversaw the operations of more than 4,000 IHG hotels across the Americas region, overseeing franchisee performance support and company-managed hotel operations. Ms. Keating also previously served as Executive Vice President of Operations at Davidson Hotels & Resorts from January 2017 until March 2018. Earlier in her career, Ms. Keating spent 16 years with Starwood Hotels & Resorts Worldwide, Inc., serving in a variety of leadership positions of increasing responsibility, most recently as Senior Vice President of Franchise Operations and Compliance, North America and previously as Senior Vice President of Operations, North Region. Ms. Keating studied business at Western New England University.

Age: 56 Executive Officer Since: 2024

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EXECUTIVE OFFICERS

JAY STASZ
Chief Financial Officer
Jay Stasz has served as the Company's Chief Financial Officer since November 2024. He has over 25 years of finance leadership experience, including many years with publicly traded companies. Mr. Stasz most recently served as CFO and Treasurer of Savers Value Village (“Savers”), the largest for-profit thrift operator in the U.S. and Canada, from July 2022 until May 2024, and remained employed in an advisory role at Savers until August 2024. He previously served as CFO of Ollie’s Bargain Outlet (“Ollie’s”), America’s largest retailer of closeout merchandise and excess inventory, from January 2018 through June 2022. Mr. Stasz also served as Senior Vice President of Finance and Chief Accounting Officer at Ollie’s since November 2015. Before his roles at Ollie’s, Mr. Stasz spent 17 years at Gart Sports, which merged with Sports Authority in 2003, where he held a variety of leadership positions including Senior Vice President of Finance & Accounting. He began his career as an accountant in the audit department at Deloitte. Mr. Stasz holds a Bachelor of Science in Accounting from the University of Southern California.

Age: 57 Executive Officer Since: 2024

BILL BODE
Chief Operating Officer
Bill Bode has served as Chief Operating Officer since March 2025. In this role, he has operational oversight of the Company’s franchise, corporate club and equipment segments. He previously served as the Company’s Division President, U.S. Franchise from September 2022 until March 2025 and as Chief Operations Officer from December 2020 until September 2022. Mr. Bode joined Planet Fitness in 2016 as the Senior Vice President of Franchise Operations. Prior to joining Planet Fitness, Mr. Bode held several senior leadership positions at Dunkin’ Brands, including serving as Regional Vice President of Dunkin’ Donuts Northeast where he was responsible for overseeing the operations of more than 2,600 restaurants. Throughout his tenure at Dunkin’ Brands, Mr. Bode was also responsible for U.S. brand compliance and business development along with leadership positions overseeing training, club development, marketing, and franchising. Prior to joining Dunkin’ Brands, he was a Dunkin’ Donuts franchisee in Richmond, VA.

Age: 64 Executive Officer Since: 2022

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EXECUTIVE OFFICERS

BRIAN POVINELLI
Chief Marketing Officer
Brian Povinelli has served as the Company’s Chief Marketing Officer since February 2025. Mr. Povinelli most recently served as Global Head of Marketing & Brand of Marriott International (“Marriott”) from April 2023 until January 2025 where he was responsible for many of the company's marketing functions, including marketing partnerships, demand generation in the U.S. and Canada markets, loyalty marketing, portfolio marketing/strategy, and brand marketing for over 25 brands. At Marriott, he frequently interacted with Marriott's franchisees and managed a marketing budget of over $1 billion. Prior to this position, Mr. Povinelli served as Marriott's SVP, Global Brand, Loyalty and Portfolio Marketing from 2020 to 2023 and as SVP, Global Brand Leader for Westin, Le Meridien, Renaissance, Autograph Collection, Tribute Portfolio & Design Hotels from 2016 to 2020. Prior to its acquisition by Marriott, Mr. Povinelli held roles of increasing responsibility at Starwood Hotels, where he helped grow the Westin, Sheraton and Le Meridien brands. Mr. Povinelli served in advertising and marketing roles at Reebok International from 1999 to 2006. He began his career at Doner Advertising. He holds a Bachelor's Degree in Marketing from James Madison University.

Age: 55 Executive Officer Since: 2025

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 10, 2025. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.
In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. In connection with our acquisition of Sunshine Growth Holdings, LLC on February 10, 2022, we issued to the sellers (the "Sunshine Sellers") Holdings Units and a corresponding share of our Class B common stock for each Holdings Unit as part of the Equity Consideration for the transaction. Each Continuing LLC Owner and Sunshine Seller has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”
The percentage of shares beneficially owned is computed on the basis of 84,037,530 shares of our Class A common stock outstanding, and 341,841 shares of our Class B common stock outstanding as of March 10, 2025. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

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	Class A common stock beneficially owned(1)		Class B common stock beneficially owned

Name of beneficial owner	Number	Percentage	Number	Percentage

5% Stockholders
BlackRock, Inc.(2)	10,249,695	12.2%	—	—
The Vanguard Group(4)	8,076,794	9.6%	—	—
T. Rowe Price Investment Management, Inc.(3)	7,911,081	9.4%	—	—
SRS Investment Management, LLC(5)	4,702,165	5.6%	—	—
Marc Grondahl(6)	50,000	*	50,000	14.6%
Richard Moore(7)	42,855	*	42,855	12.5%
Directors and Named Executive Officers
Stephen Spinelli, Jr.(8)	151,392	*	124,052	36.3%
Craig Benson(9)	136,110	*	103,252	30.2%
Bill Bode(10)	54,656	*	—	—
Frances Rathke	23,731	*	—	—
Cammie Dunaway	20,152	*	—	—
Enshalla Anderson	11,129	*	—	—
Christopher Tanco	10,196	*	—	—
Bernard Acoca	5,680	*	—	—
Colleen Keating	—	—	—	—
Jay Stasz	—	—	—	—
Jennifer Simmons(11)	9,309	*	—	—
Thomas Fitzgerald(12)	21,870	*	—	—
All executive officers and directors as a group (13 persons)(13)	456,416	*	227,304	66.5%
*Less than one percent
(1)Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be canceled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on November 8, 2024. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(3)Based on a Schedule 13G/A filed by T. Rowe Price Investment Management, Inc. with the SEC on February 14, 2025. The address of T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21201.
(4)Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Based on a Schedule 13G/A filed by SRS Investment Management, LLC with the SEC on November 12, 2024. The address of SRS Investment Management, LLC is 1 Bryant Park, 39th Floor, New York, NY 10036.

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(6)Reflects 50,000 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.
(7)Reflects 42,855 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Moore.
(8)Reflects 27,340 shares of Class A common stock that have vested or will vest within 60 days, and 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.
(9)Reflects 32,858 shares of Class A common stock that have vested or will vest within 60 days, and 103,252 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.
(10)Reflects 9,801 shares of Class A common stock and 44,855 Class A common stock options that have vested or will vest within 60 days held by Mr. Bode.
(11)Reflects 8,051 shares of Class A common stock and 1,258 Class A common stock options that have vested or will vest within 60 days held by Ms. Simmons.
(12)Reflects 17,808 shares of Class A common stock and 4,062 Class A common stock options that have vested or will vest within 60 days held by Mr. Fitzgerald.
(13)Reflects 227,304 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, all of which have vested, 171,112 shares of Class A common stock, and 58,000 Class A common stock options that have vested or will vest within 60 days.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.
Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2024, except that due to inadvertence, Gov. Benson filed a Form 5 report on February 12, 2025 to report one gift disposition that occurred on December 12, 2024.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Franchisee relationships
Through his ownership interest in BL Technologies Investments, LLC, Gov. Craig Benson entered into an area development agreement (“ADA”) with us dated October 23, 2012, under which the developer is obligated to open 35 Planet Fitness clubs and for which ADA fees were paid to us totaling $350,000. Twenty-three clubs have been opened pursuant to this ADA as of December 31, 2024. In 2024, the Company received royalty revenue, national advertising fund revenue, and other franchise-related fees under Gov. Benson’s franchise agreements (“FA”), which totaled approximately $4,448,077. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $2,325,670 in 2024.
As part of the Company’s new growth model offered to all franchisees announced in 2023 and effective January 1, 2024, FAs and ADAs, including Gov. Benson’s, have terms favorable to franchisees and developers, including extending the duration of FAs, the timing for completion of required remodels and replacement equipment purchases, and the cure period for missed development obligations. The terms of Gov. Benson’s FAs and ADA are commensurate with others executed under the same circumstances.
As of December 31, 2024, Chris Rondeau held 25% ownership of PF Principals, LLC and 50% ownership of PF Principals II, LLC, both of which have directly and indirectly provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.
Other contractual relationships and transactions
Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. d/b/a Radianse Systems, which is an amenity tracking compliance software provider. We have engaged Radianse Systems to provide amenity tracking compliance software services to certain corporate-owned clubs and to make this service available to franchise locations. As of December 31, 2024, the Radianse software was being utilized at 245 corporate-owned clubs, approximately 765 franchisee-owned clubs and at the Company's corporate headquarters. In 2024, we paid an aggregate of approximately $375,938 in fees to Radianse.
Recapitalization Transactions in Connection with our IPO
These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2024 Annual Report on Form 10-K.

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Exchange agreement
In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are canceled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.
Tax receivable agreements
Certain future and past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements, pursuant to which we are required to make payments to certain holders of equity interests or their successors-in-interest (the “TRA Holders”). Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners, or their successors-in-interest, of Pla-Fit Holdings, LLC 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay 85% of the amount of cash savings, if any, that we are deemed to realize as a result of tax attributes of certain equity interests previously held by affiliates of TSG Consumer Partners (“TSG”) that resulted from TSG’s purchase of interests in our 2012 acquisition (the “2012 Acquisition”), and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.
The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. In particular, assuming no further material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $567.2 million over the remaining term of the tax receivable agreements based on a price of $98.87 per share of our Class A common stock (the closing price per share of our Class A common stock on the NYSE on the last trading day for the fiscal year ending December 31, 2024) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $482.2 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.
The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements may give rise to certain additional tax benefits attributable to either further increases in

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basis or in the form of deductions for imputed interest (generally calculated using one-year SOFR plus 71 basis points), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year SOFR plus 71 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year SOFR plus 571 basis points.
Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.
The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.
As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may not be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2024, based on a share price of $98.87 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE on the last trading day for the fiscal year ending December 31, 2024) and a discount rate equal to 6.2%, we estimate that we would have been required to pay $351.2 million in the aggregate under the tax receivable agreements.
Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer, particularly as a result of the 2017 Tax Cuts and Jobs Act.
As a result of potential differences in the amount of net taxable income allocable to us and to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”), as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.
If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would,

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therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.
Pla-Fit Holdings amended and restated limited liability company agreement
In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.
Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.
The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.
The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.
We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under documents relating to our indebtedness. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year SOFR plus 571 basis points until paid.
Registration rights agreement
In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and TSG, which include certain current and former employees and directors that hold Holdings Units. The registration rights agreement provides that, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain current and former employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.
Indemnification Agreements
Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our Board after completion of our IPO. In the event that Proposal 7 of this Proxy Statement, regarding a Charter amendment to provide for the elimination or limitation of liability of certain executive officers, is adopted by our stockholders at our Annual Meeting, we expect to enter into amended indemnification agreements with our executive officers as well. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Related Person Transactions Policy
We have adopted a written policy with respect to the review, approval and ratification of transactions directly or indirectly involving the Company or any of its subsidiaries as a participant, and any related person, in which the aggregate amount involved exceeds $120,000. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

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AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed our 2024 audited financial statements with management.
The audit committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2024 Annual Report on Form 10-K for filing with the SEC.
The audit committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2025.
Respectfully submitted,
THE AUDIT COMMITTEE
Frances Rathke, Chair
Bernard Acoca
Christopher Tanco

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ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2026 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on November 26, 2025.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Effective as of March 12, 2025, our Bylaws provide for a right of proxy access. The proxy access bylaw enables eligible stockholders, under specified conditions, to include their nominees for election as directors in our proxy statement. Under our Bylaws, a stockholder, or a group of up to 20 stockholders, who has continuously owned at least 3% of our outstanding common stock for at least three consecutive years, may nominate the greater of two or 20% of the number of directors in office as of the last day on which the notice of proxy access nomination may be delivered and have such nominee(s) included in our proxy statement, if the stockholder(s) and the nominee(s) satisfy the applicable eligibility, procedural, content and notice requirements set forth in our Bylaws. Stockholders seeking to have one or more nominees included in our 2026 proxy statement must deliver the notice of proxy access nomination required by our Bylaws to the attention of the Corporate Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the prior year’s annual meeting (which would be no earlier than January 6, 2026 and no later than February 5, 2026), except that if the 2026 annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the date on which the notice of the current year’s annual meeting is mailed or public disclosure of the meeting is made, whichever occurs first.
Our Bylaws otherwise provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting nor later than the close of business on the later of (a) the 90th day prior to the anniversary date of the prior year’s annual meeting and (b) the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Assuming the date of our 2026 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2026 annual meeting must notify us no earlier than January 6, 2026 and no later than the later of February 5, 2026 or the tenth day following the day on which we first disclose the date of the current year’s annual meeting in a public announcement. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2026 annual meeting. Any stockholder that intends to solicit proxies in support of a director nominee other than our nominees also must comply with Rule 14a-19 under the Exchange Act. A complete list of the requirements for nominating a candidate for director may be found in our Bylaws. If you

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ADDITIONAL INFORMATION
wish to obtain a free copy of our Bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire, 03842, or by email at investor@planetfitness.com.
The chairperson of the meeting may disregard any business or nomination not properly brought before the meeting according to our Bylaws and other applicable requirements.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.
Householding
Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (603) 750-4674, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.
Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.
Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 5, 2025. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by telephone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
Other Matters
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

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APPENDIX A: 2025 OMNIBUS INCENTIVE PLAN
PLANET FITNESS, INC.

2025 OMNIBUS INCENTIVE PLAN

1.DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock, and Stock-based Awards.

3.ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority to interpret the Plan and any Awards; determine eligibility for and grant Awards; determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock or other property); prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.LIMITS ON AWARDS UNDER THE PLAN

(a)Number of Shares. Subject to adjustment as provided herein, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is (i) 5,300,000 shares, plus (ii) the number of shares of Stock underlying awards granted under the Prior Plan that on or after the Date of Adoption expire or become unexercisable without having been exercised or are forfeited to or repurchased by the Company for cash, settled in cash or withheld by the Company in payment of an exercise price or in satisfaction of tax withholding requirements or otherwise become available again for grant under the Prior Plan, in each case in accordance with its terms (in the case of this subclause (ii), not to exceed 381,700 shares of Stock). Up to the total number of shares available for Awards to employee Participants may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined by including the number of shares of Stock withheld by the Company in payment of the exercise price or purchase

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price of the Award or in satisfaction of tax withholding requirements with respect to the Award but, for the avoidance of doubt, without including any shares of Stock underlying Awards settled in cash or that otherwise expire or become unexercisable without having been exercised or that are forfeited to or repurchased by the Company due to failure to vest. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.

(b)Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c)Non-Employee Director Limits. In the case of a Director, the maximum aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan for his or her services as a Director during such calendar year, shall be $750,000 in the aggregate ($1,000,000 in the aggregate with respect to a non-employee chairperson of the Board or lead Director), calculating the value of any Awards based on the grant date fair value in accordance with FASB ASC Topic 718 (or any successor provision), assuming a maximum payout, if applicable. For the avoidance of doubt, the limitation in this Section 4(c) will not apply to any compensation granted or paid to a Director for his or her services to the Company or any of its Affiliates other than as a Director, including, without limitation, as a consultant or advisor to the Company or any of its Affiliates.

5.ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among key Employees and directors of, and consultants and advisors to, the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

6.RULES APPLICABLE TO AWARDS

(a)All Awards.

(1)Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

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(2)Term of Plan. No Awards may be made after ten years from the date the Plan is approved by the Company’s stockholders at the 2025 annual meeting of stockholders, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the last sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the last sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended (the “Securities Act”)), subject to such limitations as the Administrator may impose.

(4)Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)    Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested, will be forfeited.

(B)    Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)    Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death or due to the termination of the Participant’s Employment by the Company due to his or her Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of twelve (12) months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)    All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

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(5)Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time, and may provide that any proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to noncompetition, non-solicitation, no-hire, non-disparagement, invention assignment, confidentiality or other restrictive covenant. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments or shares of Stock delivered under or gain in respect of any Award in accordance with any applicable Company clawback, recoupment or similar policy or policies, including the Company’s Executive Compensation Recoupment Policy and the Company’s Policy for Recoupment of Incentive Compensation, as such policy or policies may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and to any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Each Participant agrees to promptly remit to the Company or an Affiliate, in cash, the full amount of all taxes required to be withheld in connection with an Award unless the Administrator, in its sole discretion, provides alternative means for satisfying the Company’s tax withholding requirements. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the minimum withholding required by law or such greater amount that would not result in adverse accounting consequences to the Company in the discretion of the Administrator). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been paid directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(7)Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in

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respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8)Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9)Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10)Section 409A.

(A)    Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)    Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, without limitation, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)    If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the

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Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)    For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E)    With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b)Stock Options and SARs.

(1)Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which if the Administrator so determines may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so. The Administrator may impose conditions on the exercisability of Awards, including limitations on the time periods during which Awards may be exercised or settled.

(2)Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Stock Option or SAR will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, (i) the terms of outstanding Stock Options or SARs, as applicable, may not be amended to reduce the exercise prices of such Stock Options or the base values from which appreciation under such SARs are to be measured, (ii) outstanding Stock Options or SARs may not be cancelled in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, and (iii) the Company may not cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration, in each case, other than in accordance with the stockholder approval requirements of the New York Stock Exchange.

(3)Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

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(4)Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above).

7.EFFECT OF CERTAIN TRANSACTIONS

(a)Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1)Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock, the Award may be cancelled with no payment due hereunder.

(3)Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5)Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection

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with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)Changes in and Distributions with Respect to Stock.

(1)Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator will make appropriate adjustments to the maximum number of shares of Stock that may be delivered under the Plan and to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, where applicable.

(3)Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

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9.AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that, except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 or Section 12 hereof will be treated as an amendment requiring a Participant’s consent.

10.OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.MISCELLANEOUS

(a)Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, to the maximum extent permitted by law, each Participant waives (or will be deemed to have waived) any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting (or being deemed to have accepted) an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

(c)Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

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12.ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.GOVERNING LAW

(a)Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b)Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of New Hampshire without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)Jurisdiction. Subject to Section 11(a) above, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (a) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) not commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of New Hampshire; and (c) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more persons or bodies the power to grant Awards to the extent permitted by Section 152(b) or Section 157(c) of the Delaware General Corporate Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Code, provided that, for purposes of determining treatment as a single employer under Section 414(b) or Section 414(c) of the Code, “50%” shall replace “80%” in the applicable stock or other equity ownership requirements under such sections of the Code and the regulations thereunder.

“Award”: Any or a combination of the following:

(i)Stock Options.
(ii)SARs.
(iii)Restricted Stock.
(iv)Unrestricted Stock.
(v)Stock Units, including Restricted Stock Units.
(vi)Performance Awards.
(vii)Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an effective employment or severance-benefit agreement with the Company or an Affiliate of the Company that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or any of its Affiliates or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its Affiliates; (iv) a significant violation by the Participant of the Code of Ethics or Code of Ethics for Senior Financial & Executive Officers of the Company or its Affiliates, of any other material policy of the Company or its Affiliates or of any statutory or common law duty of loyalty to the

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Company or its Affiliates; (v) a material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or Affiliates and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company or its Affiliates.

“Change in Control”: The first to occur of any of the following events:

(i) An event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or a subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (d) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the Exchange Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(ii) The consummation of the merger or consolidation of the Company with any other company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (i) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 40% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;

(iii) If during any period of two (2) consecutive years (not including any period prior to the date the Plan was initially adopted), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iv) The complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Plan, or the time or form of payment under the Plan would be affected, by reason of a Change in Control or a termination of employment following a Change in Control, to the extent necessary to avoid adverse tax consequences under Section 409A, a Change in Control shall not be deemed to have occurred unless the event or circumstances constituting the Change in Control would also constitute a change in the ownership or

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effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of Code subsection Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: Planet Fitness, Inc.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or that results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company, or (iv) any other similar transaction the Administrator determines to be a Covered Transaction. Where a Covered Transaction involves a tender offer pursuant to which at least a majority of the Company’s then outstanding common stock is purchased by a single person or entity or by a group of persons and/or entities acting in concert that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan is approved by the Board.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an effective employment or severance-benefit agreement with the Company or an Affiliate of the Company that contains a definition of “Disability,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, a permanent disability as defined in the long-term disability plan maintained by the Company or one of its Affiliates, or as defined from time to time by the Company in its sole discretion. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable by reason of Disability, the term “Disability” will mean a disability described in Section 1.409A-3(i)(4)(i)(A) of the Treasury Regulations.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company or an Affiliate. Employment will be deemed to continue, unless the Administrator expressly provides otherwise either at the time an Award is granted or at any time thereafter, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 of the Plan to the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section

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1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A, to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole. A Performance Criterion may also be based on individual performance and/or subjective performance criteria (or any combination of any of the criteria described in this definition). The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, including the cumulative effects of tax or accounting changes) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Planet Fitness, Inc. 2025 Omnibus Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The Planet Fitness, Inc. Amended and Restated 2015 Omnibus Incentive Plan.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

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“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Class A common stock of the Company, par value $0.0001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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APPENDIX B: SUPERMAJORITY VOTING REQUIREMENTS CHARTER AMENDMENTS
ARTICLE V — BOARD OF DIRECTORS

(c) Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at ~~least seventy-five percent (75%)~~ a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.~~; provided, however, that prior to the first date (the “Trigger Date”) on which investment funds affiliated with TSG Consumer Partners LLC and their respective successors, Transferees and Affiliates (collectively, the “TSG Entities”) cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, the directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. “Transferee” means any Person who (i) becomes a beneficial owner of Common Stock upon having purchased such shares of Common Stock from an investment fund affiliated with a TSG Entity and (ii) is designated in writing by the transferor as a “Transferee” and a copy of such writing is provided to the Corporation at or prior to the time of such purchase; provided, however, that a purchaser of Common Stock in a registered offering or in a transaction effected pursuant to Rule 144 under the Securities Act of 1933, as amended, (or any similar or successor provision thereto) shall not be a “Transferee.” For the purpose of this Restated Certificate of Incorporation “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

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ARTICLE IX -- AMENDMENTS TO THE
CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the bylaws ~~both before and after the Trigger Date~~; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the bylaws, from and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at a majority ~~least seventy-five percent (75%)~~ of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation.

(b) Amendments to the Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation ~~both before and after the Trigger Date~~, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. ~~Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, from and after the Trigger Date, no provision of Article IV, Article V, Article VI, paragraphs (a) and (b) of Article VII, Article VIII, Article IX, Article X and Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Restated Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.~~

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APPENDIX C: OBSOLETE PROVISIONS CHARTER AMENDMENTS
ARTICLE V — BOARD OF DIRECTORS

(c) Removal. Subject to the rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.~~; provided, however, that prior to the first date (the “Trigger Date”) on which investment funds affiliated with TSG Consumer Partners LLC and their respective successors, Transferees and Affiliates (collectively, the “TSG Entities”) cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock, the directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. “Transferee” means any Person who (i) becomes a beneficial owner of Common Stock upon having purchased such shares of Common Stock from an investment fund affiliated with a TSG Entity and (ii) is designated in writing by the transferor as a “Transferee” and a copy of such writing is provided to the Corporation at or prior to the time of such purchase; provided, however, that a purchaser of Common Stock in a registered offering or in a transaction effected pursuant to Rule 144 under the Securities Act of 1933, as amended, (or any similar or successor provision thereto) shall not be a “Transferee.” For the purpose of this Restated Certificate of Incorporation “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).~~

ARTICLE VIII -- MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent. ~~From and after the Trigger Date, a~~Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders. Subject to any rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the chairman of the Board of Directors or any vice-chairman or~~,~~ (ii) by or at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies~~, or (iii) prior to the Trigger~~

C-1	Planet Fitness Proxy Statement 2025

~~Date, by the Secretary of the Corporation at the request of the holders of fifty percent (50%) or more of the outstanding shares of Common Stock~~. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

~~ARTICLE XI – RENOUNCEMENT OF CORPORATE OPPORTUNITY~~

~~(a) Scope. The provisions of this Article XI are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of the TSG Entities (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.~~

~~(b) Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein.~~

~~(c) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.~~

 ~~(d) Amendment of this Article. No amendment or repeal of this Article XI in accordance with the provisions of paragraph (b) of Article IX shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Restated Certificate of Incorporation, the Corporation’s bylaws or applicable law.~~

Planet Fitness Proxy Statement 2025	C-2

APPENDIX D: GAAP TO NON-GAAP RECONCILIATIONS AND OTHER PERFORMANCE MEASURES
Adjusted EBITDA reconciliations
This proxy statement refers to Adjusted EBITDA as we use this measure to evaluate our operating performance and we believe this measure is useful to investors in evaluating our performance. Adjusted EBITDA is a supplemental measure of our performance that are neither required by, nor presented in accordance with GAAP. Adjusted EBITDA should not be considered as substitutes for GAAP metrics such as net income or any other performance measures derived in accordance with GAAP. Also, in the future we may incur expenses or charges such as those added back to calculate Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, as adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of certain expenses and other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors. Our Board of Directors also uses Adjusted EBITDA as a key metric to assess the performance of management. Our CODM also uses Segment Adjusted EBITDA, which is Adjusted EBITDA specific to each of our three reportable segments, to assess the financial performance of and allocate resources to our segments in accordance with ASC 280, Segment Reporting.
A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below. Reconciliations of net income to Adjusted EBITDA for the fiscal years ended December 31, 2022 and 2021 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

D-1	Planet Fitness Proxy Statement 2025

	Years Ended December 31,

(in thousands)	2024	2023

Net income	$174,243	$147,035
Interest income	(23,115)	(17,741)
Interest expense	100,037	86,576
Provision for income taxes	68,443	58,512
Depreciation and amortization	160,346	149,413
EBITDA	479,954	423,795
Transaction fees and acquisition-related costs(1)	—	394
Severance costs(2)	1,602	1,220
Executive transition costs(3)	4,200	3,728
Legal matters(4)	—	6,250
Loss on adjustment of allowance for credit losses on held-to-maturity investment	1,146	2,732
Dividend income on held-to-maturity investment	(2,180)	(2,066)
Tax benefit arrangement remeasurement(5)	1,300	(1,964)
Amortization of basis difference of equity-method investments(6)	949	438
Other(7)	739	849
Adjusted EBITDA	$487,710	$435,376
(1)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned clubs.
(2)Represents severance related expenses recorded in connection with a reduction in force in 2024 and the elimination of the President and Chief Operating Officer position in 2023.
(3)Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to the Company’s new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(4)Represents costs associated with legal matters in which the Company is a defendant. In 2023, this represents an increase in the legal reserve, net of legal fees paid, related to preliminary terms of a settlement agreement (the “Preliminary Settlement Agreement”). The legal reserve was subsequently paid in 2023.
(5)Represents a gain (loss) related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6)Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(7)Represents certain other gains and charges that we do not believe reflect our underlying business performance.
Adjusted net income reconciliations
Adjusted net income assumes all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and net income per share, diluted, as determined by GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period.

Planet Fitness Proxy Statement 2025	D-2

A reconciliation of Adjusted net income to net income, the most directly comparable GAAP measure, and the computation of Adjusted net income per share, diluted, are set forth below. Reconciliations of Adjusted net income to net income for the fiscal years ended December 31, 2022 and 2021 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

	Years Ended December 31,

(in thousands, except per share data)	2024	2023

Net income	$174,243	$147,035
Provision for income taxes	68,443	58,512
Transaction fees and acquisition-related costs(1)	—	394
Severance costs(2)	1,602	1,220
Executive transition costs(3)	4,200	3,728
Legal matters(4)	—	6,250
Loss on adjustment of allowance for credit losses on held-to-maturity investment	1,146	2,732
Dividend income on held-to-maturity investment	(2,180)	(2,066)
Tax benefit arrangement remeasurement(5)	1,300	(1,964)
Amortization of basis difference of equity-method investments(6)	949	438
Other(7)	739	849
Loss on extinguishment of debt(8)	2,285	—
Purchase accounting amortization(9)	49,190	51,440
Adjusted income before income taxes	301,917	268,568
Adjusted income taxes(10)	78,163	69,559
Adjusted net income	$223,754	$199,009
Adjusted net income per share, diluted	$2.59	$2.24
Adjusted weighted-average shares outstanding, diluted(11)	86,537	88,920
(1)Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned clubs.
(2)Represents severance related expenses recorded in connection with a reduction in force in 2024 and the elimination of the President and Chief Operating Officer position in 2023.
(3)Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to the Company’s new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(4)Represents costs associated with legal matters in which the Company is a defendant. In 2023, this represents an increase in the legal reserve, net of legal fees paid, related to the Preliminary Settlement Agreement. The legal reserve was subsequently paid in 2023.
(5)Represents a gain (loss) related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6)Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(7)Represents certain other gains and charges that we do not believe reflect our underlying business performance.
(8)Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(9)Includes $10.6 million and $12.4 million of amortization of intangible assets, other than favorable leases, for the years ended December 31, 2024 and 2023, respectively, recorded in connection with the 2012 Acquisition, and $38.6 million and $39.1 million of amortization of intangible assets for the years ended December 31, 2024 and 2023, respectively, created in connection with historical acquisitions of

D-3	Planet Fitness Proxy Statement 2025

franchisee-owned clubs. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(10)Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the years ended December 31, 2024 and 2023, applied to adjusted income before income taxes.
(11)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.
Adjusted net income per share reconciliations
A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted, is set forth below. Reconciliations of net income per share, diluted to Adjusted net income per share, diluted, for the fiscal years ended December 31, 2022 and 2021 are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted

Year Ended December 31, 2024
Net income attributable to Planet Fitness, Inc.(1)	$172,042	85,827	$2.00
Assumed exchange of shares(2)	2,201	709
Net income	174,243
Adjustments to arrive at adjusted income before income taxes(3)	127,674
Adjusted income before income taxes	301,917
Adjusted income taxes(4)	78,163
Adjusted net income	$223,754	86,537	$2.59

Year Ended December 31, 2023
Net income attributable to Planet Fitness, Inc.(1)	$138,313	85,185	$1.62
Assumed exchange of shares(2)	8,722	3,735
Net income	147,035
Adjustments to arrive at adjusted income before income taxes(3)	121,533
Adjusted income before income taxes	268,568
Adjusted income taxes(4)	69,559
Adjusted net income	$199,009	88,920	$2.24
(1)Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares of Class A common stock outstanding.
(2)Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented. Also assumes the addition of net income attributable to non-controlling interests corresponding with the assumed exchange of Holdings Units and shares of Class B common stock for shares of Class A common stock.
(3)Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4)Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the years ended December 31, 2024 and 2023, applied to adjusted income before income taxes.

Planet Fitness Proxy Statement 2025	D-4

Corporate-owned Club Adjusted EBITDA
Corporate-owned Club Adjusted EBITDA, as used by our compensation committee in setting target levels of compensation, is based on the Adjusted EBITDA that is specific to the Corporate-owned Club segment, as disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and further adjusted to remove the impact from the Company’s Corporate-owned clubs operated in Spain, which were not overseen by the corporate club division in 2024.
Same club sales
Same club sales refers to year-over-year sales comparisons for the same club sales base of both corporate-owned and franchisee-owned clubs, which is calculated for a given period by including only sales from clubs that had sales in the comparable months of both years. We define the same club sales base to include those clubs that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same club sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned clubs. For additional information, please see our Annual Report on Form 10-K.
Corporate-owned club same club sales
Corporate-owned club same club sales refers to same club sales, as defined above, but instead includes only the same club sales of corporate-owned clubs, rather than same club sales of both corporate-owned and franchisee-owned clubs. For additional information, please see the discussion of corporate-owned club same club sales in our Annual Report on Form 10-K.

D-5	Planet Fitness Proxy Statement 2025

                                SCAN TO      ➢
VIEW MATERIALS & VOTE

PLANET FITNESS, INC. 4 LIBERTY LANE WEST HAMPTON, NH 03842
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PLNT2025 You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of the three director nominees named in the proxy statement as set forth below:
Nominees
01) Craig Benson 02) Cammie Dunaway 03) Christopher Tanco

The Board of Directors recommends you vote FOR proposals 2 through 7.
						For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2025.

3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.

4. Approval of the Planet Fitness, Inc. 2025 Omnibus Incentive Plan.

5. Approval of charter amendments removing supermajority voting requirements.

6. Approval of charter amendments removing obsolete provisions.

7. Approval of charter amendment limiting the liability of certain officers.

The Board of Directors takes no position on proposal 8.

8. Stockholder proposal regarding EEO-1 report disclosure policy.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
____________________________________________________________________________________
PLANET FITNESS, INC.
Annual Meeting of Stockholders May 6, 2025 1:00 PM EDT
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Jay Stasz and Justin Vartanian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLANET FITNESS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM EDT, at www.virtualshareholdermeeting.com/PLNT2025, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof.
Continued and to be signed on reverse side